UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Westmoreland Coal Company

(Name of Registrant as Specified In Its Charter)

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Westmoreland Values
Our Vision, Mission, and Values reflect who we are
and what we stand for as a company.

Our Vision To deliver the premium value in the coal industry.

Our Mission

Westmoreland Coal Company is dedicated to diligently applying our mining expertise to attain economic advantages.

•
   Leverage unique operations
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   Maximize transportation advantages
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   Identify and develop niche reserves
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   Cultivate unique partnerships
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   Sustain efficiency and standardization

Our Values

Our decisions and practices are guided by the values below. They are the core to who we are and how we behave as a company.

To excel at the pillars of coal mining by:
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   Uncompromised safety
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   Environmental stewardship
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   State-of-the-art mining techniques

To exceed partner expectations by:
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   Fair and collaborative approach
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   Community and tribal partnerships
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   Delivery of shareholder value
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   Agile and responsive interactions
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   Commitment focused - we do what we say

To maintain a foundation of integrity by:
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   Honest, transparent, and respectful communication
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   Highest legal and ethical standards
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   Pride in our work and our company
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   Dedication to diversity - respect and honor all

2014: A Year of Growth for Westmoreland Coal Company

Westmoreland Coal Company had a whole new look by the end of 2014. We closed the acquisition of six surface mines in Canada, along with interests in activated carbon facilities and a char plant. We moved quickly to integrate the new mines into the Westmoreland family by combining our procurement, human resource and legal teams. We successfully aligned the accounting and financial reporting of our U.S. and Canadian mines to streamline cross-border information exchange. After a successful public offering of Westmoreland common stock, we continued to grow with our acquisition of the general partner of Oxford Resource Partners, LP, which marked our entry into the master limited partnership space. To finish off the year, we also acquired Buckingham Coal Company to increase our presence in northern Appalachia and, on a small scale, return to our historic roots of underground mining. By the end of 2014, we had increased our workforce from 1,370 employees to 3,440. We increased our total proven or probable coal reserves by approximately 750 million tons and approximately doubled annual production on a proforma basis.

WESTMORELAND COAL COMPANY
9540 S. Maroon Circle, Suite 200
Englewood, Colorado 80112

April [ ], 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Westmoreland Stockholders:

We invite you to join us for the 2015 Annual Meeting of Stockholders of Westmoreland Coal Company, which will once again be held as a virtual meeting. You will be able to attend the 2015 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/WLB2015. Be sure to have your 12-Digit Control Number to enter the meeting. The Annual Meeting of Stockholders of Westmoreland Coal Company will be held via the Internet on Tuesday, May 19, 2015 at 8:30 a.m. Mountain Daylight Time, for the following purposes:

1.	The election of eight directors to the Board of Directors to serve for a one-year term;

2.	Advisory approval of Westmoreland Coal Company's executive compensation;

3.	The ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2015;

4.	Vote on the ratification of certain amendments to Westmoreland Coal Company's Certificate of Incorporation;

5.	Vote on a shareholder proposal, if properly presented at the Annual Meeting of Stockholders; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 14, 2015 will be entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend.

This proxy statement, the annual report to stockholders and the proxy voter card are being mailed on or about April 24, 2015.

By Order of the Board of Directors,

By Order of the Board of Directors, Jennifer S. Grafton SVP, Chief Administrative Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2015.

This notice, the accompanying proxy statement and Westmoreland Coal Company's annual report to stockholders for the fiscal year ended December 31, 2014 are available at www.proxyvote.com.

PROXY SUMMARY
We provide below highlights of certain information in this proxy statement. As it is only a summary, please review the complete proxy statement and 2014 annual report before you vote.

2014 Westmoreland Performance Highlights

After years of hard work, Westmoreland was in a position to take advantage of unique market opportunities resulting in 2014 being a year of growth. The following are key highlights from fiscal year 2014:

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After signing the purchase agreement in late 2013, we completed the acquisition of six active surface coal mines in Canada that diversified us into a favorable mining jurisdiction and additional business lines, such as activated carbon and char, as well as the creation of our first true export market capacity. To accomplish all this, we successfully set up a bridge loan to facilitate the raise of $425 million in senior add-on bonds, which also allowed for the prepayment of debt previously held by our subsidiary Westmoreland Mining LLC;

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We amended our existing revolving credit facility with The PrivateBank and Trust Company to add Bank of the West as a lender and to increase the maximum available borrowing capacity to $50 million, which may be increased to $100 million and can be used for borrowings and letters of credit, which was further amended in connection with our December refinancing;

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Our new Canadian corporate office took to the Westmoreland way and, in the midst of a relocation of our entire office in Edmonton, we accomplished a consolidation of all Canadian accounting and finance, and a cross border integration of our procurement, human resources and legal teams;

•	Our labor specialists and local mine teams successfully negotiated union contract extensions at our Coal Valley and Poplar River mines in Canada and our Beulah mine in the United States;

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We completed a public offering of Westmoreland common stock that raised approximately $60 million for general corporate purposes and increased our overall financial flexibility in order to pursue organic and acquisition growth strategies;

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We monetized our port capacity agreement with Westshore Terminals in British Columbia in favor of a new supply chain collaboration with Ridley Terminals in British Columbia and CN Railroad that supports our export coal mine;

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We entered into long term extensions on coal supply agreements with Saskatchewan Power Corporation at our Estevan Mine in Saskatchewan, Canada, and with FMC Corporation and Tata Chemicals North America Inc. at our Kemmerer Mine in Wyoming;

•	We agreed to invest with our partner Cabot Corporation in our activated carbon plant in Estevan, Saskatchewan, to approximately double the operation's capacity by 2017;

•
At the end of the year, we entered the MLP space through an acquisition of Oxford Resources GP, LLC, the general partner of Oxford Resource Partners, LP, and as a result of several related transactions we now own approximately 79% of Oxford Resource Partners, LP, which has been renamed Westmoreland Resource Partners, LP ("WMLP" and such series of transactions the "WMLP Transactions");

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At the same time as our entry into the MLP space, we refinanced and restructured our debt, previously consisting of 10.75% senior secured notes, and now split between a term loan and 8.75% senior secured notes. At the same time, we restructured $175 million in existing debt at the WMLP level. Our revolving credit agreement was also renegotiated to fit our new structure, as described above;

•	In December, we announced the redemption of our Series A preferred stock that closed early in 2015 ending our dividend obligation with respect to that equity; and

•	At the very end of the year, we completed the acquisition of Buckingham Coal Company, LLC, an underground mine, which ultimately closed on January 1, 2015.

See page 42 for information about reconciliation of non-GAAP financial measures.

Corporate Governance Highlights

At Westmoreland Coal Company, good governance remains a critical component of our corporate culture. Several of our key governance strengths and actions are noted in the table below.

BOARD AND OTHER GOVERNANCE INFORMATION	2014*
Size of Board	8
Number of Independent Directors	7
Diverse Board (as to Gender, Experience and Skills)	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Chairman & CEO	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board Self-Evaluation Conducted by Independent Third-Party	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation Program	Yes
Code of Business Conduct and Ethics for Directors	Yes
Corporate Governance Guidelines for Directors	Yes
Annual Advisory Approval of Executive Compensation	Yes
Policy Prohibiting Use of Corporate Funds for Political Expenditures	Yes
_____________________
* As of April 16, 2015

Meeting Agenda Items

Item 1-Election of Directors - Our board recommends a vote FOR the election of the director candidates nominated by the board.

You are being asked to elect eight directors. Each of our current directors is standing for reelection to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. All directors attended greater than 86% of the meetings of the board and board committees on which they served in 2014, with six directors attending 100%.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

	AGE	DIRECTOR SINCE	OCCUPATION AS OF 3/24/14	INDEPENDENT
Keith E. Alessi	60	2007	Chief Executive Officer, Westmoreland Coal Company
Terry J. Bachynski	57	2014	Natural Resource Consultant in Canada	X
Gail E. Hamilton	65	2011	Retired IT Executive	X
Michael G. Hutchinson	59	2012	Retired Audit Partner, Deloitte & Touche	X
Richard M. Klingaman	79	2006	Retired Energy Industry Consultant	X
Craig R. Mackus	63	2013	Retired Equipment Manufacturer CFO	X
Jan B. Packwood	71	2011	Retired Public Utility CEO	X
Robert C. Scharp	68	2011	Retired Coal Industry Executive	X

Item 2-Advisory Approval of Our Executive Compensation - Our board recommends a vote FOR this proposal.

We are asking stockholders to approve on an advisory basis the compensation of our named executive officers, who are discussed in more detail in the Compensation Discussion and Analysis, which starts on page 16. We hold this advisory vote on an annual basis.

SUMMARY INFORMATION ON OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to reward our leadership team for delivering results and building long-term value. We believe our program's performance measures align the interests of our stockholders and senior executives by tying pay outcomes to our short- and long-term performance. Several important features of our executive compensation program are:

✓
No employment agreements for executive officers; all executive officers are at-will employees, subject to certain rights to which they are entitled in the event that they are terminated in connection with a change of control of our business;

✓	No gross-ups;

✓	No company aircraft or company-provided vehicles, other than vehicles used at mine operation sites;

✓	No SERPS, defined benefit plans or other executive-only retirement plans;

✓	Our long-term incentive awards included performance-vested restricted stock units whose value is based on achievement of three-year targets; and

✓	We require our executive officers to have significant ownership of company stock.

Westmoreland also has a strong history of setting executive compensation at levels that shareholders approve of:

Say on Pay Vote
Annual Stock Holder Meeting	Approval Percentage
2014	98.73%
2013	98.49%
2012	97.02%
2011	99.20%

For more information on our compensation programs, total compensation in 2014 and our compensation philosophy, see our Compensation Discussion and Analysis that starts on page 16.

Item 3-Ratification of Appointment of Ernst & Young LLP for 2015 - Our board recommends a vote FOR this proposal.

Ernst & Young LLP has been our independent registered public accounting firm since 2009. The fees paid to Ernst & Young LLP are detailed on page 37. One or more representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Item 4-Approval of certain amendments to Westmoreland Coal Company's Certificate of Incorporation - Our board recommends a vote FOR this proposal.

We are asking stockholders to approve certain amendments to our Certificate of Incorporation, which are discussed in more detail in our changes to Certificate of Incorporation section on page 38.

Item 5-Vote on a shareholder proposal, if properly presented at the Annual Meeting of Stockholders - Our board recommends a vote AGAINST this proposal.

We are asking stockholders to vote against the proxy access shareholder proposal submitted by the Comptroller of the City of New York, Scott M. Stringer, on behalf of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System, which is discussed in more detail in the shareholder proposal and our corresponding statement of opposition section beginning on page 39.

PROXY STATEMENT

WESTMORELAND COAL COMPANY
9540 S. Maroon Circle, Suite 200
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To be held May 19, 2015

GENERAL INFORMATION ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished by the Board of Directors (the “Board”) of Westmoreland Coal Company (the “Company”) to holders of our common stock and depositary shares in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting of Stockholders of Westmoreland Coal Company (the “Annual Meeting”). The Annual Meeting will be held via the Internet on Tuesday, May 19, 2015 at 8:30 a.m. Mountain Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting and this proxy statement.

This proxy statement and the enclosed proxy voter card relating to the Annual Meeting are first being mailed to stockholders on or about April 24, 2015. As of April 2, 2015, the Company's officers and directors are the record and beneficial owners of a total of 612,104 shares (approximately 3.41%) of the Company's outstanding common stock. It is management's intention to vote all of its shares in the manner recommended by the Board for each matter to be considered by the stockholders.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

What is a Virtual Annual Meeting?

A virtual annual meeting of stockholders is an official annual meeting held over the Internet that offers the ability to verify attendance and provides an interactive element that allows for real-time voting in a secure environment. The virtual meeting also enables two-way engagement, allowing stockholders to ask questions of corporate officers and directors. The virtual meeting provides Westmoreland a low-cost way for stockholders to attend and interact with management, and has the potential to increase participation and reduce costs associated with meeting facilities and travel.

Westmoreland will be hosting the 2015 Annual Meeting live via the Internet. A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can attend the 2015 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WLB2015;

•	Webcast starts at 8:30 a.m. Mountain Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet;

•	Please have your 12-Digit Control Number to enter the Annual Meeting;

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/WLB2015; and

•	Webcast replay of the Annual Meeting will be available until May 19, 2016.

Who can vote at the meeting?

Only common stockholders who were owners of record at the close of business on April 14, 2015 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were [●] shares of common stock outstanding on April 14, 2015.

What constitutes a quorum for the meeting?

The holders of a majority of the aggregate voting power of the common stock and depositary shares outstanding on the record date, present in person or by proxy at the Annual Meeting, shall constitute a quorum to conduct business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How do I vote?

•	Via the Internet at www.proxyvote.com;

•	By phone for registered and beneficial owners at 1-800-690-6903; or

•	By completing and mailing in a paper proxy card.

If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares and the proxy card and voting instructions have been sent directly to you. If, like most stockholders, you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you may not vote your shares in person at the Annual Meeting without obtaining authorization from your stockbroker, bank or other nominee. You need to submit voting instructions to your stockbroker, bank or other nominee in order to cast your vote.

We encourage you to register your vote via the Internet. If you attend the virtual Annual Meeting, you may also submit your vote in person over the Internet and any votes that you previously submitted - whether via the Internet, by phone or by mail - will be superseded by the vote that you cast at the Annual Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted at the Annual Meeting as specified by you or, if you do not specify a choice as to a particular matter, in the manner set forth in this proxy statement.

If you have additional questions, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the Proxy Statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
855-325-6676
Banks and Brokers Call: (973) 873-7700

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by either filing with our Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request. However, attendance at the virtual Annual Meeting will not, by itself, revoke a previously granted proxy. If you want to change or revoke your proxy and you hold your shares in “street name,” contact your broker or the nominee that holds your shares. Any written notice of revocation sent to us must include the stockholder's name and must be received prior to the Annual Meeting to be effective.

What vote is required to approve each item?

Under our bylaws, which were amended and restated in February 2015, we have a majority vote standard for election of directors. In an uncontested election, each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions. With respect to Proposal 1, regardless of whether the majority of votes cast or plurality standard applies, broker non-votes, abstentions and withheld votes will have no effect because such votes are not treated as being cast.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. An incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which the election inspector determines the voting results as to that director, (b) the date on which the Board appoints an individual to fill the office held by that director, or (c) the date of that director's resignation.

Approval of Proposals 2, 4 and 5, requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. With respect to Proposals 2, 4 and 5, broker non-votes will have no effect, but abstentions from other shares entitled to vote will have the same effect as a vote against such proposals.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore broker non-votes are not expected in connection with Proposal 3.

The election of directors (Proposal 1), the advisory approval of the Company's executive compensation (Proposal 2), the approval of certain amendments to Westmoreland Coal Company's Certificate of Incorporation (Proposal 4) and the shareholder proposal (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 4 and 5.

How are you handling solicitation of votes?

The accompanying proxy is solicited on behalf of our Board and the cost of solicitation is borne by us. In addition to solicitations by mail, our directors, officers, and employees may solicit proxies by telephone, e-mail and personal interview, but will receive no additional compensation for doing so. We have also retained Alliance Advisors LLC for proxy solicitation and related services in connection with our 2015 Annual Meeting of Stockholders. Under our agreement with Alliance, Alliance will receive a fee of $11,000 and we will reimburse them for reasonable and customary out-of-pocket expenses incurred in performing such services. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

Do I have any rights of appraisal?

Under Delaware law, stockholders are not entitled to dissenters' rights on any proposal referred to herein.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary general voting results at the Annual Meeting and publish final detailed voting results on a Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

How do I submit a stockholder proposal for the 2016 Annual Meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) must be submitted to the Company's Secretary at our offices, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112, no later than December 19, 2015. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

If a stockholder wishes to present a proposal before the 2016 Annual Meeting, without having the proposal included in our proxy statement and proxy card, such stockholder must give written notice to the Secretary at the address noted above. The Secretary must receive such notice no earlier than January 20, 2016 and no later than February 19, 2016, and the stockholder must comply with the provisions of Sections 2.5 or 2.6, as applicable, of our bylaws. Only proposals included in the proxy statement or that comply with our advance notice bylaw requirements will be considered properly brought before the Annual Meeting.

Does the Company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. You may sign up for electronic delivery at any time by visiting http://enroll.icsdelivery.com/wlb.  If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

How can I get electronic access to the proxy materials and the annual report?

This proxy statement and our 2014 annual report are available at www.proxyvote.com; see your ballot for information.

Will I receive a separate proxy statement if I share the same address and last name as another stockholder?

No. If you are the beneficial owner, but not the record holder, of shares of our stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our annual report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Director/ Executive Officer Since	Position
Keith E. Alessi	60	2007	Director; Chief Executive Officer
Terry J. Bachynski	57	2014	Director - Independent
Gail E. Hamilton	65	2011	Director - Independent
Michael G. Hutchinson	59	2012	Director - Independent
Richard M. Klingaman	79	2006	Director - Independent; Chairman of the Board
Craig R. Mackus	63	2013	Director - Independent
Jan B. Packwood	71	2011	Director - Independent; Vice Chairman of the Board
Robert C. Scharp	68	2011	Director - Independent
Kevin A. Paprzycki	44	2008	Chief Financial Officer
Jennifer S. Grafton	39	2011	Senior Vice President, Chief Administrative Officer and Corporate Secretary
John A. Schadan	49	2014	President Canada Operations
Joseph E. Micheletti	49	2011	Executive Vice President
______________________________________

(1)	Mr. Paprzycki also acted as Treasurer throughout 2014 before relinquishing the role on February 20, 2015.
(2)	Ms. Grafton acted as General Counsel and Secretary during 2014, before being promoted to Senior Vice President, Chief Administrative Officer and Secretary on November 20, 2014.
(3)	Mr. Schadan was Senior Vice President, Canada Operations, before being promoted to Executive Vice President on August 1, 2014, and then President - Canada Operations on March 13, 2015.
(4)	Mr. Micheletti was Senior Vice President, Coal Operations, before being promoted to Executive Vice President on August 1, 2014.
Director Information

The Board has fixed the number of directors at eight. All our directors bring to our Board a wealth of leadership experience derived from their service as executives and respected professionals. Certain individual qualifications and skills of our directors that contribute to the Board's effectiveness as a whole are described in the following paragraphs.

Keith E. Alessi has served in various capacities at Westmoreland since 2007 and currently serves as our Chief Executive Officer. Prior to Westmoreland, Mr. Alessi was an adjunct lecturer at the University of Michigan Ross School of Business from 2001 to 2010 and was an Adjunct Professor at The Washington and Lee University Law School from 1999 to 2007. He previously served as Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a number of public and private companies from 1982 to 2000. Mr. Alessi currently serves as a member of the board of directors of MWI Veterinary Supply, Inc.

Mr. Alessi has over 30 years of turnaround management experience gained in a senior executive capacity. This has given him unique insights into the hurdles, challenges and opportunities facing Westmoreland and provides him the necessary leadership experience to lead the integration of the globally-diversified mining assets as its Chief Executive Officer.

Terry J. Bachynski has over 30 years’ experience in the energy business, having served in several executive management and board positions with various private and public companies, including Suncor Energy Inc., Gulf Canada Resources Limited, CS Resources Limited, EPCOR Utilities Inc. and Syncrude Canada. Since 2001, Mr. Bachynski has been President and CEO of JDEL Associates Ltd. which provides regulatory, environmental, stakeholder, aboriginal and government affairs consulting services to industry for the development and operation of major resource development projects, primarily in Western Canada. Mr. Bachynski sits on the boards of several private companies including Universe Machines Corporation, Unified Alloys Ltd. and Millennium EMS Solutions Ltd. Mr. Bachynski has an LL.B. from the University of Western Ontario and resides in Edmonton, Alberta, Canada.

Mr. Bachynski has performed a wide range of roles in his extensive career in the energy sector. Mr. Bachynski provides the Board with a unique insight into challenges and opportunities specific to natural resource development in Canada. His experience will bring an active voice for our recently acquired Canadian Operations to the Board.

Gail E. Hamilton most recently served as Executive Vice President of Symantec Corporation, an infrastructure software and services provider, retiring in 2005. Previously, she served as the General Manager of the Communications Division of Compaq

Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of Arrow Electronics Inc., OpenText Corp., and Ixia.

Ms. Hamilton is a former senior executive with business and operational experience at a public technology company, whose strategic planning and business development experience are invaluable in guiding the development and progression of our information technology infrastructure and programs. In addition, Ms. Hamilton's extensive public and private board experience will bring further professionalism and insight to the board room.

Michael G. Hutchinson recently retired from Deloitte & Touche. His Deloitte career spanned nearly 35 years, leading their Denver Energy and Natural Resources Practice for the last fifteen years while at the same time managing the Audit and Enterprise Risk Management practice of the Denver office. Mr. Hutchinson currently serves as a member of the board of directors of One Gas, Inc. and as its audit committee chairman.

As the former lead audit partner at a top four auditing firm, Mr. Hutchinson brings to the Board his substantial expertise in accounting and finance matters, which he gained during his 35 years of experience in public accounting. Mr. Hutchinson is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor's perspective.

Richard M. Klingaman has been a consultant to the natural resources and energy industries since May 1992. Prior to consulting, Mr. Klingaman was a senior executive with Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone.

Mr. Klingaman's extensive experience in the mining and energy industries, including as Senior Vice President of a large natural resources company, provides him with an intimate knowledge of our operations and our industry.

Craig R. Mackus became Chief Financial Officer of Bucyrus International, Inc. in June 2004 after serving as Vice President-Finance from October 2002 through June 2004 and as Controller from February 1988 through May 2006. Mr. Mackus retired from Bucyrus International, Inc. in 2011 upon its merger with Caterpillar. He also served as Bucyrus's secretary from May 1996 through his retirement in 2011.

As a senior manager of an international manufacturing company provided equipment to the mining industry, Mr. Mackus brings significant financial, governance and operational mining experience to the Board.  As the CFO during a major merger transaction between Bucyrus International Inc. and Caterpillar, Mr. Mackus provides the Board with his first-hand experience in significant M&A activity.

Jan B. Packwood was the President and Chief Executive Officer of IDACORP, Inc. (NYSE: IDA), a holding company whose main subsidiary, Idaho Power Company, is an electric utility engaged in the generation, transmission, distribution, sale and purchase of electric energy,  from 1999 to 2006.  Prior to such time, Mr. Packwood served in various executive-level capacities of Idaho Power Company beginning in the 1980s.   He currently serves as a director of IDACORP, Inc. and of various IDACORP, Inc. subsidiaries, including Idaho Power Company, IDACORP Financial Services, Inc. and Ida-West Energy Company.

As the former President and Chief Executive Officer of an electric utility involved in the mining and use of coal in the Pacific Northwest, Mr. Packwood brings to the Board a vast knowledge of our and our main customers' business, including an understanding of the risks faced by our own power plant and the power plants we supply.  This expertise will be invaluable in directing the future of our power plant operations, as well as providing insight into potential growth and expansion activities in our mining segment.

Robert C. Scharp was previously the Chief Executive Officer of Shell Coal Pty Ltd from 1997 to 2000 and then Chief Executive Officer of Anglo Coal Australia from 2000 to 2001. He served as the Chairman of the Shell Canada Energy Mining Advisory Council from 2005 to 2010. He had a 22 year career with Kerr McGee Corporation including serving as President - Kerr McGee Coal Corporation and Senior Vice President - Oil and Gas Production. Mr. Scharp was a director of Bucyrus International from 2005 to 2011 and was a director of Foundation Coal Holdings from 2005 to 2009. Mr. Scharp is also a retired Army National Guard colonel.
Mr. Scharp brings a wealth of coal mining industry experience to the Board, including invaluable chief executive operational oversight of coal mine operations. Mr. Scharp's vast industry experience will assist the Board in driving future operational mining excellence and evaluating potential growth and expansion opportunities.

Executive Officer Information

Keith E. Alessi, who joined Westmoreland in 2007 and serves as Chief Executive Officer, is discussed above under “Director Information.”

Kevin A. Paprzycki joined Westmoreland as Controller and Principal Accounting Officer in June 2006 and was named Chief Financial Officer in April 2008. In June 2010, he was also named Treasurer, a role that he relinquished in 2015. Prior to Westmoreland, Mr. Paprzycki was Corporate Controller at Applied Films Corporation from 2005 to 2006. Mr. Paprzycki became a certified public accountant in 1994 and a certified financial manager and certified management accountant in 2004.

Jennifer S. Grafton joined Westmoreland as Associate General Counsel in December 2008 and was named General Counsel and Secretary in February 2011. She was recently promoted to Senior Vice President, Chief Administrative Officer and Secretary in which she oversees a variety of functions including legal, human resources and risk management. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance. She is a member of the Colorado bar.

Joseph E. Micheletti joined Westmoreland in 1998 and has held key leadership positions at several Westmoreland mining projects, including President and General Manager of our Jewett Mine, and was promoted to Executive Vice President on August 1, 2014. Mr. Micheletti is responsible for Westmoreland Coal Company’s U.S. mining projects, overseeing the safe, cost effective, and environmentally responsible operation of the company’s mining activities. He holds a Bachelor of Science degree in Mineral Processing Engineering from Montana College of Mineral Science and Technology. Mr. Micheletti has worked in the production, maintenance, processing, and engineering disciplines of the mining industry for 24 years and sits as a Director of the Rocky Mountain Coal Mining Institute.

John A. Schadan joined Westmoreland in April 2014 as Senior Vice President before being promoted to Executive Vice President, and was recently promoted again to President - Canada Operations on March 13, 2015. Mr. Schadan’s career has encompassed both the western Canadian coal business as well as engineering and construction for a major international firm, and spans a variety of disciplines including mine engineering, environmental and regulatory approvals, business development, marketing, commercial contract negotiations, establishing joint venture partnerships, operations and general management. Prior to joining Westmoreland, Mr. Schadan worked for Sherritt’s coal division as VP Operations from March 2013, and prior to that was employed at SNC Lavalin beginning in 1999. Mr. Schadan is a registered Professional Engineer in the Province of Alberta and holds a mining engineering degree from Queen’s University. He currently sits as a Director for both the Alberta Chamber of Resources and Safe Saskatchewan.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders and maintaining our integrity in the marketplace. The Code of Conduct Handbook for directors, officers and employees, in conjunction with the Certificate of Incorporation, Bylaws, Board committee charters and Corporate Governance Guidelines, form the framework for the governance of Westmoreland. All of these documents are available on our website at www.westmoreland.com. On an annual basis, all directors, officers and employees sign an acknowledgment that they have received and reviewed the guidelines provided in the Code of Conduct Handbook. We will post on our website any amendments to the Code of Conduct Handbook or waivers of the Code of Conduct Handbook for directors and executive officers. You can request a copy of any of these documents by writing to the Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112.

Board Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer ("CEO") and Chairman of the Board as the Board believes it is in the best interests of Westmoreland to make that determination based on the position and direction of Westmoreland, and the membership of the Board. Currently, the roles of Chairman of the Board and CEO are split so that our CEO can focus on our day-to-day business, allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. On March 21, 2014, Mr. Alessi was asked to resume his service as CEO to facilitate an efficient transition of the Sherritt business into Westmoreland. Accordingly, Mr. Klingaman was elevated to the Chairman of the Board position where he chaired all regular and independent executive sessions of the Board and, with input from the CEO, set the agenda for Board meetings. We believe this structure promotes a unified approach to corporate strategy development and allows for a bridge between management and the Board, helping each to pursue its common purpose more efficiently.

Risk Oversight by the Board of Directors

Risk is inherent with every business, and how well a business manages risk can ultimately influence its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, and others, such as the impact of competition, weather conditions and pressures from competing fuel sources. Management is responsible for the day-to-day supervision of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board are essential for effective risk management and oversight. Our Chairman has regular communications with our CEO to discuss strategy and the risks we face. The executive management team attends the quarterly board meetings and is available to address any questions or concerns raised by the Board on risk management related matters. Each quarter, the Board receives presentations from senior management on strategic matters involving our operations and is provided extensive materials that highlight the various factors that could lead to risk in our organization. The Board holds a strategic planning session with the management team on an annual basis to discuss strategies, key challenges, and risks and opportunities for us. Further, the Board is empowered to hire its own advisors without management approval to assist it in fulfilling its duties.

While the Board is ultimately responsible for our risk oversight, our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation and Benefits Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee is tasked with the oversight of succession planning for our directors and executive officers. On an annual basis, pursuant to such committee's charters, the committees assess risk and have specific conversations with senior management regarding the risks faced.

Director Independence

NASDAQ Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by nominees and discussions regarding the facts and circumstances pertaining to each nominee, considered in the context of applicable NASDAQ Marketplace Rules, the Board has determined that all of the nominees for election, other than Mr. Alessi, are independent. The independent directors meet during most Board meetings in separate executive session led by our Chairman and without management present.

Each member of the Audit Committee must, in addition to the independence requirements of the NASDAQ Marketplace Rules, meet the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules listing standards, Section 10A of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Board determined that Messrs. Hutchinson, Bachynski, Mackus and Packwood, the 2014 Audit Committee members, each met such heightened independence standards. Beginning in July 2013, each member of the Compensation and Benefits Committee was required to also meet heightened independence standards under the NASDAQ Marketplace Rules listing standards. The Board determined that Ms. Hamilton and Messrs. Hutchinson, Scharp and Mackus, the 2014 Compensation and Benefits Committee members, met such heightened independence standards.

Communicating with the Board

Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Chairman of the Board, Westmoreland Coal Company Board of Directors, 9540 S. Maroon Circle, Suite 200 Englewood, Colorado 80112. Our Chairman of the Board will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance. In general, communications from stockholders relating to corporate governance will be forwarded to the Board unless they are frivolous, obscene, repeat the same information contained in earlier communications, or fail to identify the author.

COMMITTEES OF THE BOARD OF DIRECTORS

Throughout 2014, our Board consisted of eight directors and the following four committees: (1) Audit; (2) Compensation and Benefits; (3) Nominating and Corporate Governance; and (4) Executive. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.westmoreland.com. On February 20, 2015, the Board created a Health, Safety and Environment committee, which has begun drafting a charter and setting goals for the year. During 2014, the Board held eleven meetings. Each of our current directors attended at least 86% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director, with six directors attending 100%. All directors attended the last Annual Meeting of Stockholders and all are expected to attend this year's Annual Meeting of Stockholders. The 2014 committee membership, number of meetings held during 2014 and function of each of the committees are described in the table below.

Name of Director	Audit	Compensation and Benefits	Nominating and Corporate Governance	Executive
Non-Employee Directors:
Terry J. Bachynski	Member		Member
Gail E. Hamilton		Member	Member
Michael G. Hutchinson	Chair	Member
Richard M. Klingaman				Chair
Craig R. Mackus	Member	Member
Jan B. Packwood	Member		Chair	Member
Robert C. Scharp		Chair	Member	Member
Employee Director:
Keith E. Alessi				Member
Number of Meetings in 2014	4	5	4	3

Audit Committee

The Audit Committee provides oversight of the quality and integrity of our accounting, auditing and financial reporting practices and is responsible for retaining and terminating our independent accounts. The committee exercises its oversight obligations through regular meetings with management, the Director of Internal Audit and our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets with our Chief Financial Officer, the Director of Internal Audit, Ernst & Young LLP and management. The committee also receives periodic reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments. The Board has determined that Michael G. Hutchinson qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Report

Under its charter, the Audit Committee assists the Board of Directors in fulfilling the Board's responsibility for oversight of Westmoreland's financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for our financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Westmoreland's financial statements and internal control over financial reporting, and for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles used in the United States and the adequacy of our internal control over financial reporting.

The Audit Committee has reviewed and discussed with Ernst & Young LLP Westmoreland's audited consolidated financial statements and internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, during the 2014 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also has reviewed and discussed the audited financial statements with management.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements and assessment of internal controls over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.

Michael G. Hutchinson, Chairman
Terry J. Bachynski
Jan B. Packwood
Craig R. Mackus

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for assuring that the Board, our Chief Executive Officer, other executive officers, and our key management are compensated appropriately and in a manner consistent with our approved compensation strategy, internal equity considerations, competitive practice, and any relevant laws or regulations. In addition, the committee reviews our compensation programs to ensure that our programs are not promoting imprudent risk-taking. In accordance with its charter, the committee may retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. To assist it in satisfying its oversight responsibilities, the committee approved the continued engagement of Pay Governance to serve as its compensation consultant for fiscal year 2015.

Compensation and Benefits Committee Risk Assessment

On an annual basis, the committee reviews the structure of our compensation program to assess whether any aspect of the program could provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term stockholder value. To assist the committee in its annual review it engaged Pay Governance in January 2014 to conduct a risk assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices.

Based on the findings of Pay Governance, our internal controls, policies and risk-mitigating components in our incentive arrangements, as well as the committee's formal review and discussion, the committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Our incentive compensation is designed to reward bonus-eligible employees for committing to and achieving goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial or operating stability. The annual bonus program contains a cap on the maximum financial payout to employees as a whole.

Our executive compensation program includes the following features to help minimize risk.

Compensation Mix. We allocate compensation between fixed and contingent components, and between annual cash incentives and long-term time-based incentives, based in part on an employee's position and level of responsibility within the organization. We believe our mix of compensation elements helps to ensure that executives and other employees who are eligible for incentive compensation do not focus on achieving short-term results at the expense of the long-term growth and sustainability of the Company. None of our employees receive commissions.

Base salary is the only assured portion of compensation that we provide to our executives and other employees. Consequently, our incentive compensation arrangements are intended to reward performance.

The annual incentive plan establishes cash-based award opportunities that are payable if, and only to the extent that, pre-established corporate financial, operational safety and individual performance objectives are achieved. The committee has discretion to exclude certain events outside our direct control and to reward exemplary performance.

The long-term component of the executive compensation program consists of grants of time-vested and performance-based restricted stock units or cash awards. The use of both time-based and performance-based awards for fiscal 2015 balances our desire to drive long-term growth with the retention pressures we face from our direct peers, as well as from emerging and evolving competitors.

Stock Ownership Guidelines. We have established stock ownership guidelines to ensure that our executives' interests are aligned with those of stockholders. These guidelines also help ensure that the decisions our executives implement to achieve our financial and strategic objectives are focused on our long-term growth and health. We believe that this policy effectively mitigates the possibility that our executives would make business decisions to influence stock price increases in the short-term that cannot be sustained over the long-term or would liquidate their equity holdings to capture short-term fluctuations in our stock price.

Board Approval of Transactions. Management must obtain approval from the Board for significant transactions (i.e., mergers, acquisitions, dividends, etc.) that could impact the achievement of previously approved financial performance targets used in the executive compensation program, and the Compensation and Benefit Committee retains the discretion to ignore the impact of certain factors over which management has no control (such as accounting changes or force majeure events) for purposes of determining whether pre-established performance targets have been met.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2014, each of Messrs. Hutchinson, Mackus and Scharp, and Ms. Hamilton served on our Compensation and Benefits Committee. None of these directors was a current or former officer or employee of the Company, and none had any related party transaction involving the Company that is disclosable under Item 404 of Regulation S-K. During 2014, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on our Board.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis, provided herein, be included in this proxy statement and incorporated by reference into Westmoreland's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Robert C. Scharp, Chairman
Gail E. Hamilton
Michael G. Hutchinson
Craig R. Mackus

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to be nominated as members of the Board and considers director candidates brought to the Board by stockholders. The committee oversees succession planning. It also provides oversight on corporate governance matters and conducts the evaluation of the Board, committees, and individual director performance.

The committee regularly assesses the mix of skills and industry experience currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. In the event vacancies are anticipated or arise, the Nominating and Corporate Governance Committee considers various potential candidates for director and employs the same process for evaluating all candidates, including those submitted by stockholders. The committee is responsible for ensuring all director nominees undergo a thorough background check prior to nomination or appointment as a director and to review any adverse findings prior to such nomination or appointment. Candidates may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons.

The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee's initial evaluation is favorable, the candidate is contacted by the chairman of the committee for an interview to determine the mutual levels of interest in pursuing the candidacy. The committee is tasked with considering whether the candidate is (i) independent pursuant to the requirements of The NASDAQ Stock Market, (ii) accomplished in his or her field and has a reputation, both personal and professional, that is consistent with our ideals and integrity, (iii) able to read and understand basic financial statements, (iv) knowledgeable as to us and the issues affecting our business, (v) committed to enhancing stockholder value, (vi) able to understand fully the legal responsibilities of a director and the governance processes of a public company, (vii) able to develop a good working relationship with other Board members and senior management and (viii) able to suggest business opportunities to us. If these discussions and considerations are favorable, the committee makes a final recommendation to the Board to nominate the candidate for election.

In considering whether to recommend any particular candidate, including incumbent directors, for inclusion in the Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee takes into consideration a number of criteria, including: professional work experience; skills; expertise; diversity; personal and professional integrity; character; temperament; business judgment; time availability in light of other commitments; dedication; conflicts of interest; and public company experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the Board and the committee believe that it is essential that the Board members represent diverse viewpoints and strive to ensure that the slate of nominees represents a wide breadth of diverse backgrounds and skill sets to adequately represent the needs of the stockholders. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. We believe that the backgrounds and qualifications of our directors, considered as a group, provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

The Board's retirement policy mandates that directors elected to the Board at our annual meeting retire from the Board at the first annual meeting of stockholders following the director's 75th birthday. The Board grandfathered all directors then serving as a director at the time the policy was adopted in November 2010, making the new retirement policy only applicable to current and future directors who will turn 75 after May 2010.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o  Corporate Secretary, Westmoreland Coal Company, 9540 South Maroon Circle, Suite 200, Englewood, Colorado 80112. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement for the next annual meeting.

Stockholders also have the right to nominate director candidates directly, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in our bylaws. Among other things, a stockholder wishing to nominate a director candidate must give notice to us within the specified time period that includes the information about the stockholder and the proposed nominee required by the bylaws. Any stockholder wishing to nominate a candidate for election to the Board pursuant to the bylaw provision must strictly comply with the procedures specified in Section 2.6 of the bylaws.

Jan B. Packwood, Chairman
Gail E. Hamilton
Robert C. Scharp
Terry J. Bachynski

Executive Committee

During 2014, the Board had an Executive Committee. Pursuant to its charter reviewed and adopted on an annual basis, the Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. During 2014, the Executive Committee held three meetings.

DIRECTOR COMPENSATION

The Board's goal in designing director compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the Board. Compensation for our non-employee directors is reviewed by the Compensation and Benefits Committee with the assistance of Pay Governance. The table below reflects the total director compensation for 2014.

2014 Non-Employee Director Compensation

Name(1)	Fees Earned Or Paid In Cash($)	Grant Date Fair Value of Stock Awards($)(2)	Total Compensation ($)
Keith E. Alessi	—	—	—
Terry J. Bachynski	33,925	69,558	103,483
Gail E. Hamilton	84,624	90,021	174,645
Michael G. Hutchinson	100,206	90,021	190,227
Richard M. Klingaman	124,733	90,021	214,754
Craig R. Mackus	88,221	90,021	178,242
Jan B. Packwood	103,303	90,021	193,324
Robert C. Scharp	104,144	90,021	194,165
____________________

(1)	Mr. Alessi did not receive any additional compensation for his services as a director.
(2)
An equivalent of $90,000 of restricted stock units were awarded to each non-employee director elected to the Board in May 2014. The restricted stock units vest on May 20, 2015. Mr. Bachynski was elected to the Board on August 8, 2014, and received both a prorated equity award at that time and a prorated cash retainer at the end of the third quarter.

Approved 2015 Non-Employee Director Compensation Structure

In February 2015, the Compensation and Benefits Committee recommended, and the Board approved, the below compensation structure for fiscal year 2015. All non-employee directors receive the “Annual Cash Retainer” in addition to any other retainers they may be entitled for service as the Chair of a committee or for serving as a member of a committee.

Type of Compensation	Amount
Annual Cash Retainer	$55,000
Annual Stock Award Retainer (restricted stock units with one-year vest)	$90,000 stock equivalent
Annual Chairman of the Board Premium	$55,000
Annual Retainer for Committee Chair:
Audit Committee	$15,000
Compensation and Benefits Committee	$15,000
Nominating and Corporate Governance Committee	$8,000
Annual Retainer for Serving on a Committee:
Audit Committee	$10,000
Compensation and Benefits Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
Attendance at Board or Committee Meeting (in-person)	$1,500 per meeting
Attendance at Board or Committee Meeting (telephonic)	$1,000 per meeting

Non-Employee Director Stock Ownership Guidelines

In February 2014, the Board adopted stock ownership guidelines for non-employee directors under which the directors are expected to own a threshold amount of Westmoreland equity. Each non-employee director is now required to hold Westmoreland common stock with an aggregate value of at least three times his or her annual cash retainer. The directors have a five-year window to comply with these new guidelines.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of April 2, 2015 (the "Table Date"), concerning beneficial ownership by: holders of more than 5% of any class of our voting securities; directors; each of the named executive officers listed in the Summary Compensation Table; and all directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days of the Table Date through the exercise of any stock options, the vesting of restricted stock or upon the exercise or conversion of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table. The percentage calculations set forth in the table are based on 17,769,746 shares of common stock outstanding on the Table Date.

Name of Beneficial Owner	Common Stock	% of Common
5% or Greater Equity Holders
Jeffrey L. Gendell(1)	1,087,377	6.12%
Charles L. Frischer(2)	997,521	5.61%
BlackRock Inc.(3)	965,412	5.43%
Officers and Directors
Terry J. Bachynski(4)	1,573	*
Gail E. Hamilton(5)	22,136	*
Michael G. Hutchinson(5)	14,269	*
Richard M. Klingaman(5)	32,479	*
Craig R. Mackus(5)	10,244	*
Jan B. Packwood(5)	22,136	*
Robert C. Scharp(5)	22,136	*
Keith E. Alessi(6)	361,404	2.02%
Robert P. King(7)	46,066	*
Kevin A. Paprzycki(8)	33,507	*
Jennifer S. Grafton(9)	17,759	*
Joseph E. Micheletti(10)	27,641	*
John A. Schadan	754	*
Directors and Executive Officers as a Group (13 persons)	612,104	3.41%
____________________

* Percentages of less than 1% are indicated by an asterisk
(1)
According to a Schedule 13D/A filed December 10, 2014, Mr. Gendell owns 549,000 shares of common stock of which he has sole voting and dispositive power. In addition, Tontine Capital Partners, L.P. and other limited partnerships and limited liability companies that are affiliates of Tontine Capital Partners, L.P. own 538,377 shares of common stock. Mr. Gendell is either a managing member of, or a managing member of the general partner of, these limited partnerships and limited liability companies and has shared voting and dispositive power over these shares. All of the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of these shares for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to shares directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, these limited partnerships and limited liability companies. The address for Mr. Gendell is 1 Sound Shore Drive, Greenwich, CT 06830.

(2)
According to a Schedule 13D filed March 4, 2015, Mr. Frischer directly, or through his IRA, owns 985,211 shares of commons stock of which he has sole voting and dispositive power. Mr. Frischer is also the sole general partner of the Libby Frischer Family Partnership, a New York partnership (the "Partnership"), which owns 12,130 shares of common stock with sole voting and dispositive power. Mr. Frischer does not disclaim beneficial ownership of the shares owned by the Partnership. Mr. Frischer's address is 4404 52nd Avenue NE, Seattle, Washington 98105.

(3)
According to a Schedule 13G/A filed on February 2, 2015, BlackRock Inc., a parent holding company of certain institutional investment managers registered under the Exchange Act and certain other entities, beneficially owns 965,412 shares with sole dispositive power, and has sole voting power to 934,763 of those shares. The principal business address of BlackRock Inc. is 40 East 52nd street, New York, New York 10022.

(4)	Includes 1,574 shares of restricted stock issued under our 2007 Employee and Non-Employee Director Compensation Plan ("2007 Plan") that will vest on May 20, 2015.
(5)	Includes 3,244 shares of restricted stock issued under our 2007 Plan that will vest on May 20, 2015.
(6)
Includes 771 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan, 30,556 shares of common stock that may be purchased upon the exercise of options under our 2002 LTIP Plan and 60,000 shares of common stock that may be purchase upon the exercise of options under our 2007 Plan.

(7)
Includes 2,307 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan. All amounts reported for Mr. King are as of August 1, 2014, when he ceased to serve as President - U.S. Operations for Westmoreland.

(8)
Includes 7,565 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan, and 7,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan.

(9)	Includes 5,898 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan.
(10)
Includes 3,832 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan, 5,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The NASDAQ Stock Market. To the knowledge of management, based solely on its review of such reports, no person who at any time during the fiscal year ended December 31, 2014, was a director, executive officer, or beneficial owner of more than ten percent of any class of equity securities of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

At December 31, 2014, we had stock options and stock appreciation rights (“SARs”) outstanding from two stockholder-approved stock plans and one plan that was not approved by stockholders. The 2000 Nonemployee Directors' Stock Incentive Plan is the only plan not approved by stockholders and provided for the grant of stock options to non-employee directors at the time they were first elected to the Board and at the time of each subsequent re-election to the Board. In October 2009, the Board terminated the 2000 Nonemployee Directors' Stock Incentive Plan and several other stock-holder approved plans. The termination of these plans does not impair the rights of any participant under any award granted pursuant to the plans. All new equity issuances, whether to directors or officers, are made out of our stockholder-approved 2007 plan. We intend to make future equity issuances out of the 2014 Equity Incentive Plan, which was approved by shareholders at our 2014 annual meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity plans approved by security holders	115,206(1)	$22.35	465,415
Equity plans not approved by security holders	12,543(2)	$24.79	—
Total	127,749	$22.59	465,415
____________________

(1)
The closing price of a share of our common stock as reported on The NASDAQ Stock Market on December 31, 2014, was $33.21. On December 31, 2013, there were 4,400 SARs outstanding and 110,806 stock options outstanding from equity plans approved by security holders. Included are SARs to acquire 2,500 shares of common stock with an exercise price of $29.48 and 1,900 shares of common stock with an exercise price of $24.41. Also, included are 80,250 stock options with an exercise price of $21.40 and 30,556 stock options with an exercise price of $24.12.

(2)	Includes SARs to acquire 8,810 shares of common stock with an exercise price of $25.14 and SARs to acquire 3,733 shares of common stock at $23.99.
(3)
Number of securities remaining available for future issuance is also as of December 31, 2014, and reflects the reservation of 613,480 shares for issuance to certain employees and directors upon the completion of certain time-based and performance-based vesting restrictions related to restricted stock units issued on May 22, 2012, June 1, 2012, April 1, 2013, May 21, 2013, June 2, 2014 and May 20, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides stockholders with a detailed description of the material elements of our compensation program for our named executive officers for 2014. It discusses the policies and objectives that make up our compensation program, the compensation decisions made in 2014 and the rationale behind those decisions. This discussion is supplemented by compensation tables and accompanying narratives that follow.

For 2014, pursuant to SEC requirements, Westmoreland Coal Company's named executive officers were:

Named Executive Officer	Officer Title
Mr. Keith Alessi	Chief Executive Officer*
Mr. Kevin Paprzycki	Chief Financial Officer
Mr. John Schadan	Executive Vice President
Mr. Joseph Micheletti	Executive Vice President
Ms. Jennifer Grafton	Senior Vice President, Chief Administrative Officer and Corporate Secretary
Mr. Robert King	Former Chief Executive Officer*
* Mr. Alessi was appointed to the Chief Executive Officer role on March 21, 2014, as part of a corporate realignment after the Canadian Acquisition. Mr. Alessi relinquished the title of Executive Chairman of the Board at that time. On March 21, 2014, Mr. King was reassigned to the role of President - U.S. Operations, and later resigned from Westmoreland effective August 1, 2014.

The Compensation Discussion and Analysis is divided into the following sections:

•	Executive Summary;

•	Components of the Executive Compensation Program for 2014;

•	Compensation Program and Governance;

•	Role of the Compensation Consultant and the CEO in the Compensation Program;

•	Components of Executive Compensation in fiscal year 2014;

•	Named Executive Officer Compensation in fiscal year 2014;

•	Realized Pay vs. Reported Total Compensation; and

•	Review of Performance-Based Compensation Components.

Executive Summary

Years of hard work and unique market opportunities led to 2014 being a year of growth at Westmoreland Coal Company (referred to as the "Company" or "Westmoreland"). We began the year on the heels of an announcement that we would acquire the coal business of Sherritt International (the "Canadian Acquisition"), Canada's largest thermal coal producer, with interests in activated carbon and char facilities, as well as export port capacity. We ended the year announcing our entry into the MLP space when we acquired Oxford Resources GP, LLC (now called Westmoreland Resources GP, LLC), and a significant interest in Oxford Resource Partners, LP (now called Westmoreland Resource Partners, LP). We surpassed the billion ton barrier and now own or control approximately 1.23 billion tons of proven and probable coal reserves.

At a time when much of the coal industry remained stagnant, Westmoreland's acquisitive year greatly altered major financial measures against which we previously judged our performance. Much of this growth was driven by the addition of the Canadian mines and subsequently our ability to capitalize on new found intra-company efficiencies across borders. Westmoreland finished 2014 with revenues of $1.116 billion, an adjusted EBITDA of $175.5 million and operating cash flows of $50.0 million. Westmoreland's stock was a leader in the energy sector all year long. We have calculated our total shareholder return to be approximately 72% for 2014. Additionally, Westmoreland received two corporate family rating credit upgrades in the fourth quarter.

Westmoreland's year of growth was highlighted by the following accomplishments from 2014:

•
After signing the purchase agreement in late 2013, we completed the acquisition of six active surface coal mines in Canada that diversified us into a favorable mining jurisdiction and additional business lines, such as activated carbon and char, as well as the creation of our first true export market capacity. To accomplish all this, we successfully set up a bridge loan to facilitate the raise of $425 million in senior add-on bonds, which also allowed for the prepayment of debt previously held by our subsidiary Westmoreland Mining LLC;

•
We amended our existing revolving credit facility with The PrivateBank and Trust Company to add Bank of the West as a lender and to increase the maximum available borrowing capacity to $50 million, which may be increased to $100 million and can be used for borrowings and letters of credit, which was further amended in connection with our December refinancing;

•
Our new Canadian corporate office took to the Westmoreland way and, in the midst of a relocation of our entire office in Edmonton, we accomplished a consolidation of all Canadian accounting and finance, and a cross border integration of our procurement, human resources and legal teams;

•	Our labor specialists and local mine teams successfully negotiated union contract extensions at our Coal Valley and Poplar River mines in Canada and our Beulah mine in the United States;

•
We completed a public offering of Westmoreland common stock that raised approximately $60 million for general corporate purposes and increased our overall financial flexibility in order to pursue organic and acquisition growth strategies;

•
We monetized our port capacity agreement with Westshore Terminals in British Columbia in favor of a new supply chain collaboration with Ridley Terminals in British Columbia and CN Railroad that supports our export coal mine;

•
We entered into long term extensions on coal supply agreements with Saskatchewan Power Corporation at our Estevan Mine in Saskatchewan, Canada, and with FMC Corporation and Tata Chemicals North America Inc. at our Kemmerer Mine in Wyoming;

•	We agreed to invest with our partner Cabot Corporation in our activated carbon plant in Estevan, Saskatchewan, to approximately double the operation's capacity by 2017;

•
At the end of the year, we entered the MLP space through an acquisition of Oxford Resources GP, LLC, the general partner of Oxford Resource Partners, LP, and as a result of several related transactions we now own approximately 79% of Oxford Resource Partners, LP, which has been renamed Westmoreland Resource Partners, LP ("WMLP" and such series of transactions the "WMLP Transactions");

•
At the same time as our entry into the MLP space, we refinanced and restructured our debt, previously consisting of 10.75% senior secured notes, and now split between a term loan and 8.75% senior secured notes. At the same time, we restructured $175 million in existing debt at the WMLP level. Our revolving credit agreement was also renegotiated to fit our new structure, as described above;

•	In December, we announced the redemption of our Series A preferred stock that closed early in 2015 ending our dividend obligation with respect to that equity; and

•	At the very end of the year, we completed the acquisition of Buckingham Coal Company, LLC, an underground mine, which ultimately closed on January 1, 2015.

Based on Westmoreland management's significant accomplishments in transforming the Company in 2014, our Compensation and Benefits Committee (the “Committee”) and Board approved the annual incentive compensation earned by our named executive officers for 2014 to pay out above targeted levels. The above-target payout for the named executive officers reflects the Committee's and Board's recognition of their exceptional performance and accomplishments this year. The value of long-term incentive compensation awards granted in 2014 remained static as a percentage of base salary, with any increase merely reflecting an increase in base salary. In 2014, base salaries were increased by amounts we believe are in line with our peer group and reflect the individual officers’ heightened responsibilities, however they remained below the median of our peer group.

Factors Creating Alignment between Pay and Performance

Our pay programs support our key business objectives and are aligned with the success of our stockholders.  If our market capitalization declines, the value of our executives’ vested equity and the equity to be vested declines accordingly. As an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance through our annual incentive program (“AIP”) and our long-term incentive program (“LTIP”). The chart below shows base salary, AIP and LTIP compensation, as a percentage of total compensation opportunity (using target awards for fiscal 2014) for our Chief Executive Officer and other named executive officers.

Westmoreland’s executive compensation program is designed to maintain an appropriate alignment between corporate performance and compensation. The following compensation features protect us from inappropriate risk-taking:

•
A substantial portion of each executive's total compensation is tied to performance, varying from 72 percent for the Chief Executive Officer to approximately 51 percent for the other named executive officers;

•
The performance-based incentive compensation program rewards executives for achieving, or exceeding, predetermined goals for nationally reported safety metrics, growth of free cash flow and individual objectives;

•	Stock ownership guidelines are designed to align the financial interests of executives with those of our stockholders;

•	Our compensation programs are overseen by a Compensation and Benefits Committee of experienced and independent directors, who are assisted by an independent compensation consultant;

•	We conduct an annual risk review to identify and limit any material adverse effects of our compensation policies and practices;

•	We have no supplemental executive retirement plans;

•	No tax gross-up provisions in any compensation plans;

•	No employment agreements with any employees, other than certain rights to which they are entitled if they are terminated in connection with a change of control; and

•	No excessive perquisites such as company aircraft or car leases, other than for vehicles used at mine operation sites.

We believe our executive compensation programs, as more fully described in this Compensation Discussion and Analysis and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to grow our business profitably, while also supporting our culture and traditions that have guided us for over 160 years.

Significant Compensation Actions

In 2014 the Committee made the following decisions and took the following actions with respect to our executive compensation program:

•	In connection with the Canadian Acquisition, we brought on a new suite of executives in our Canadian corporate office;

•
Adjusted the performance metrics used in the annual incentive program to associate the metrics used for a particular executive with the operational segment or segments (U.S. only vs. Canada only vs. Global) that he or she controls, which we refer to as the Adjusted AIP Metric; and

•
Thoroughly reviewed and set the compensation package for Mr. Alessi who returned to the position of Chief Executive Officer in March of 2014. Mr. Alessi's compensation package was 72% performance-based to ensure alignment with overall Westmoreland performance.

Components of the Executive Compensation Program for 2014

Throughout this Compensation Discussion and Analysis, all individuals who served as principal executive officer or principal financial officer during fiscal year 2014, as well as the other individuals included in the “Summary Compensation Table” on page 31 of this Proxy Statement pursuant to Securities and Exchange Commission ("SEC") requirements, are referred to as the named executive officers. They were (i) Keith E. Alessi, our Chief Executive Officer, (ii) Kevin A. Paprzycki, our Chief Financial Officer and Treasurer, (iii) John A. Schadan, Executive Vice President, (iv) Joseph E. Micheletti, Executive Vice President, (v) Jennifer S. Grafton, Senior Vice President, Chief Administrative Officer and Corporate Secretary, and (vi) Mr. Robert P. King, former Chief Executive Officer during fiscal year 2014. Our executive compensation program consists of three main elements: base salary, long-term incentive awards and annual incentive awards. Executives are also eligible for post-employment benefits.

Element of Executive Officer Compensation	Description	Purpose
Base Salary
Ongoing cash compensation based on the executive officer’s role. Salary levels are evaluated annually and are based on each executive’s role and responsibility, market data, applicable experience, unique skills, past performance, and future potential with us.
Individual increases to base salary are not guaranteed for our named executive officers and are provided only at the Committee’s discretion after a review of an individual’s performance and relevant market data.

●    Provide a degree of financial certainty and stability.

●     Retention and attraction of executive talent.

●     Recognize competitive market conditions and reward individual performance through periodic increases.

Annual Incentive Award
The annual incentive plan is intended to provide compensation for performance based on the achievement of strategic goals and objectives. The incentive pay is based on financial, safety and personal performance. If the thresholds for the financial and safety components are not met, then no payout is made for that particular component.

●     Motivate executive officers to achieve key annual goals and position Westmoreland for long-term success.

●     Flexibility to reward executives for individual performance and overall Company performance in the year.

Long-Term Awards
Long-term incentive awards are designed to align the interests of our executives with those of our stockholders. Awards are granted annually under our equity incentive plan. The performance-based awards vest upon the achievement of a preset three-year cumulative free cash flow measure. The number of shares issued is based on a percentage of the executive’s base salary divided by the stock price on the date of grant.
● Provide an incentive for executive officers to achieve long-term, sustainable success for Westmoreland and to create stockholder value. ● Attract, motivate, reward and retain executive talent.
Post-Employment Benefits
We have a severance policy that provides, under certain circumstances, executives with 12 months of base pay, in addition to 9 months of outplacement assistance and 12 months of health benefits at the same cost share as active employees. Payment is triggered upon: involuntary termination that is not for cause; the sale of a facility or division; or a position being relocated by at least fifty miles. Otherwise, we do not guarantee or provide any other compensation or benefits to our executives upon their departure.
● Provide a degree of financial certainty and stability. ● Retention and attraction of executive talent. ● Recognize competitive market conditions

Compensation Program and Governance

General Compensation Practices and Philosophy

Our compensation philosophy aligns executive compensation with performance metrics that enhance stockholder value. Our compensation programs are guided by several key principles:

•	Align executives’ interests with long-term stockholder interests through equity awards;

•	Link pay to performance by making a substantial portion of total executive compensation variable or “at risk” over the short- and long-term; and

•	Provide a compensation program that emphasizes direct compensation as opposed to perquisites and other benefits.

Westmoreland bases its total compensation strategy on a moderate growth model, which emphasizes a balance of fixed and variable compensation. Westmoreland seeks to provide a portion of short-term incentive based on financial, safety and personal goals and provides a significant percentage of pay in the form of long-term equity. Subject to certain rights to which they are entitled if they are terminated in connection with a change of control, our officers are at-will employees and do not have employment agreements. See "Potential Payments upon Termination or Change-in-Control" section beginning on page 33.

The Westmoreland benefits philosophy is to provide officers with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2014, the management team received the same benefits that are generally available to other Westmoreland employees. Westmoreland additionally provides physical examinations to executives, which we believe is a prudent measure to help ensure the health of our executives. The executive physical is a benefit generally provided by our peer group companies and is available at a reasonable cost to Westmoreland.

Our disability benefit is capped at a certain dollar threshold. This precludes the management team from receiving the same 60% disability pay replacement as the general employee population. As such, Westmoreland provides additional long-term disability insurance to the management team to match the same benefit as non-executives.

Stock Ownership Guidelines, Hedging Policy and Clawback Policy

To align the interests of our executive management team with that of our stockholders and promote our commitment to sound corporate governance, the management team is subject to stock ownership guidelines. The management team is expected to be in compliance with these guidelines within five years of becoming subject to the policy. As of the end of 2014, all named executive officers except for Mr. Schadan (who joined the Company in April 2014) have met the stock ownership guideline. The ownership requirement for our officers is calculated as a multiple of base salary as follows:

Executive Level	Multiple of Base Salary
Chief Executive Officer	3.0x
Named Executive Officers	1.5x

We believe that stock hedging by the executive management team works counter to the objectives of our executive compensation strategy and disturbs the relationship between our executive compensation packages and shareholder interests. In February 2013, the Board of Directors adopted a provision within our Insider Trading Policy that prohibits hedging of Westmoreland stock by any employee or non-employee director.

At this time, the Committee has not adopted a clawback policy for the executive management team. While in full support of such a policy in concept, the Committee is waiting for more formal guidance from the SEC before adoption and implementation of a formal policy.

Peer Comparisons and Survey Data

The Committee considers comparative data of executives’ compensation within our peer group. This process studies trends and comparative practices in executive compensation generally, as well as the specific levels and mix of total compensation for benchmarking purposes. In creating our peer group, we noted that there are few comparably-sized publicly-traded coal companies. In addition, a third of our executive team comes from segments other than mining. The companies in our peer group have at least one of the following characteristics:

•	Are focused on comparable industry (energy-related), specifically, coal, mining and oil and gas-related companies;

•	Have a comparable size in relation to revenue and employees; or

•	Are publicly-traded Colorado headquartered companies with whom we compete for top public company talent.

Our Committee reviews the composition and appropriateness of our peer group annually. Following a review in early 2014, the Committee adjusted our peer group companies to ensure continued comparability to Westmoreland after the Canadian Acquisition. The Committee is assisted in this decision by our compensation consultant, Pay Governance, whose role is more thoroughly discussed below. The fiscal year 2014 peer group is made up of the following companies:

Access Midstream Partners	Alliance Holdings
Arch Coal	Atwood Oceanics
Cal Dive International	Cloud Peak Energy
CONSOL Energy	Dril-Quip
Genesee & Wyoming	HEICO
Bill Barrett	Forest Oil
Parker Drilling	Pioneer Energy Services
Innospec	Molycorp
Stillwater Mining

Federal Income Tax and Other Consequences

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to our named executive officers who are employed by us at year-end. The Committee believes that it is generally in our best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances when our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m). Accordingly, we reserve the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Role of the Compensation Consultant and the CEO in the Compensation Program

Compensation Consultant

The Committee has the authority to retain outside counsel, consultants and other advisers, to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. The Committee engaged Pay Governance (the “Consultant”) for advice regarding the structuring of executive compensation for fiscal year 2014 and recently reengaged the Consultant for fiscal year 2015. The Consultant assists the Committee in determining appropriate peers for purposes of comparing market compensation and provides other related services. The Committee has authorized the Consultant to interact with management on its behalf.
The Consultant has not provided any services for Westmoreland other than the services it provided to the Committee. The Committee has concluded, under the guidance of SEC rules and relevant NASDAQ listing standards, that the Consultant’s work does not raise any conflict of interest.

Determining Executive Compensation

Determinations regarding 2014 executive officer compensation were made at the February 2014 Committee meeting. The following table summarizes the roles of the Committee, Consultant and Chief Executive Officer in executive compensation decision making.

Responsible Party	Roles and Responsibilities
Compensation and Benefits Committee of the Board of Directors The Committee is currently comprised of four Independent Directors and reports to the Board.
●     Retains independent counsel, consultants and other advisers to assist it in evaluating compensation or in otherwise discharging its responsibilities.
●     Works with the CEO to set performance goals at the beginning of each year targeted to positively influence stockholder value and evaluates CEO performance in relation to those goals and overall performance of the Company.
●     Determines and approves compensation for our executive officers.
●     Reviews and approves overall compensation strategy and all programs in which our executive officers participate, including equity, bonus (including all performance-based goals), retirement and other benefit plans.
●     Reviews compensation philosophy, metrics and amounts, and the results of stockholder say-on-pay votes, before establishing executive compensation.
●     Considers comparable metrics in our peer group.

Consultant to the Compensation Committee Pay Governance, as an independent consultant retained directly by the Committee, provides consulting advice on matters of governance and executive compensation
●     Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice.
●     Performs all functions at the direction of the Committee.
●     Attends Committee meetings.
●     Provides advice regarding compensation decision-making governance.
●     Provides market data, as requested.
●     Consults on various compensation matters and recommends compensation program designs and practices.
●     With the cooperation of management, works to conduct an assessment of the risks arising from our compensation programs.
●     Confers with the CEO and CAO on compensation levels, incentives and goals.

Chief Executive Officer With the support of other members of the management team
●     Works with the other executive officers to set personal performance goals at the beginning of each year targeted to positively influence stockholder value.
●     Reviews performance of the other executive officers against the set goals and makes recommendations to the Committee with respect to their compensation.
●     Confers with the Committee concerning design and development of compensation and benefit plans for Westmoreland employees.
●     Recommends appropriate company-wide and mine and power financial and non-financial performance goals for the annual incentive program.

Components of Executive Compensation in Fiscal Year 2014

In February of 2014, the Committee set executive base salaries, annual incentive plan and long-term incentive plan goals for fiscal year 2014, except for Mr. Alessi whose compensation was set at the time he returned to his role as Chief Executive Officer in March of 2014. Mr. Schadan's base salary, annual incentive plan and long-term incentive plan goals were set in May of 2014 upon his joining Westmoreland following the Canadian Acquisition. Mr. Paprzycki, Ms. Grafton and Mr. Micheletti received salary increases in April of 2014 to reflect the individual officers’ heightened responsibilities.

Base Salaries

2014 Base Salaries for Named Executive Officers

Name	Position	Base Salary
Keith E. Alessi(1)	Chief Executive Officer	$750,000
Kevin A. Paprzycki	Chief Financial Officer and Treasurer	$330,000
Jennifer S. Grafton	Senior Vice President, Chief Administrative Officer and Corporate Secretary(4)	$300,000
Joseph E. Micheletti	Executive Vice President	$289,300
John A. Schadan(3)	President - Canada Operations	$243,713
Robert P. King(2)	Former President and Chief Executive Officer	$515,000

(1)	Mr. Alessi became Executive Chairman of Westmoreland in an employee capacity on January 17, 2014, and returned to the role of Chief Executive Officer on March 21, 2014.
(2)	Mr. King acted as President and Chief Executive Officer of the Company until March 21, 2014. He later resigned on August 1, 2014.
(3)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only. His Canadian dollar cash salary amount was $282,500 for 2014.

(4)
Ms. Grafton acted as General Counsel and Secretary for the bulk of fiscal year 2014. In mid-November, she was promoted to SVP and Chief Administrative Officer and retained the Secretary role. All of Ms. Grafton's compensation for 2014 was determined based on the General Counsel role.

Annual Incentive Compensation

GOAL	PERCENT OF TOTAL
Financial
Goal: Annual budgeted free cash flow of Westmoreland, for 2014 this number was based on the Adjusted AIP Metric.
●     50% payout upon meeting 80% of goal (threshold)
●     100% payout upon meeting 100% of goal (target)
●     200% payout upon meeting 120% of goal (maximum)
● 40% for all executives
Safety
Goal: 10% lower than Annual National Mine Safety and Health Administration (MSHA) average for reportable incident rate for surface mines in the coal industry
●     50% payout upon meeting 100% of goal (threshold)
●     100% payout upon meeting 125% of goal (target)
●     200% payout upon meeting 150% of goal (maximum)
● 20% for all executives
Individual
The percentage payout is evaluated on achievement of certain individual goals established between the executive and the CEO (or, in the case of the CEO, between him and the Board) and is based on the executive’s overall performance. An executive may receive greater than 100% payout for the individual goal based on exemplary performance, as approved by the Committee, or in the case of the CEO, by the Board. The Board has great flexibility in exercising discretion relating to the individual AIP component and has the ability to reward executives based on the results of the year, notwithstanding that a particular executive did not meet the specific goal laid out at the beginning of the year.
● 40% for all executives

2014 Target vs. Actual AIP Bonus Paid

Name	% of Annual Base Salary	Target Total Cash Incentive Bonus	% of Target Individual Bonus Approved	% of Target Financial Bonus Approved(1)	% of Target Safety Bonus Approved(2)	Total Cash Bonus
Keith E. Alessi	100%	$750,000	100%	80%	75%	$2,500,000(4)(6)
Kevin A. Paprzycki	35%	$115,500	200%	80%	75%	$330,000(4)
Jennifer S. Grafton	35%	$105,000	200%	80%	75%	$300,000(4)
Joseph E. Micheletti	35%	$101,255	125%	—%	75%	$103,369(4)
John A. Schadan(3)	35%	$85,299	100%	200%	—%	$94,315(4)
Robert P. King(5)	100%	$515,000	—%	—%	75%	$45,063

(1)
In 2014, the Adjusted AIP Metric for consolidated global Westmoreland resulted in a financial metric payout of 80% of the target, for consolidated U.S. only at 0% of the target and for consolidated Canada only at 200% of the target.

(2)
In 2014, the average national reportable incident rate was 1.72, which is a calculation based on total hours worked and reportable incidents. In 2014, the average reportable incident rate for Westmoreland as a whole was 1.29, 25.0% below the national average. This safety performance resulted in 75% payout. Additionally, Mr. Schadan's annual incentive bonus did not include a safety bonus payout as the Canadian mines on a consolidated basis did not meet the safety threshold.

(3)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only.

(4)
The calculated Annual Incentive Plan bonus for Mr. Alessi was $652,532; for Mr. Paprzycki it was $100,490; for Ms. Grafton it was $91,355; for Mr. Micheletti it was $65,816 and for Mr. Schadan it was $59,325, or $51,180 after conversion to U.S. dollars using the above conversion. The Committee determined, and the Board approved, that the exceptional accomplishments of these named executives officers throughout the year were deserving of discretionary adjustments to the annual incentive program outcomes. The Committee decided, and the Board approved, the annual incentive bonus payments shown, which more accurately reflect each executives significant efforts and accomplishments during a year of unprecedented growth for Westmoreland.

(5)
The consolidated U.S. performance was below the threshold target, thus Mr. King received no financial payout. As Mr. King departed the Company mid-year, the Board determined in its discretion that no individual performance payout was appropriate.

(6)	Mr. Alessi's bonus was paid out $1 million in cash and $1.5 million in Westmoreland common stock.

Long-Term Incentive Compensation

GOAL	2014 COMPONENTS	PERCENT OF TOTAL
Performance-Based Shares
Goal: Three year cumulative free cash flow of Westmoreland
●     50% payout upon meeting 80% of goal (threshold)
●     100% payout upon meeting 100% of goal (target)
●     150% payout upon meeting 120% of goal (maximum)
● 50% for all executives
Time Based Shares	Shares will vest in equal annual installments over a three-year period based on completion of the service requirement.	● 50% for all executives

Long-Term Incentive Awards for Named Executive Officers for 2014

Name	Percentage of Base Salary	Cash or Cash Value of Time-Based RSUs(1)	Cash or Cash Value of Performance-Based RSUs(1)	Total Cash Value of RSUs
Keith E. Alessi	150%	$562,539	$562,508	$1,125,047
Kevin A. Paprzycki	70%	$115,535	$115,504	$231,038
Jennifer S. Grafton	70%	$105,015	$105,015	$210,029
Joseph E. Micheletti	70%	$101,323	$101,262	$202,585
John A. Schadan	70%	$98,924	$98,893	$197,818
Robert P. King	125%	$321,965	$321,903	$643,868
_____________________

(1)
Mr. Alessi was awarded long-term incentive awards in stock totaling 18,288 time-based RSUs and 18,287 performance-based RSUs. Mr. Paprzycki was awarded long-term incentive awards in stock totaling 3,756 time-based RSUs and 3,755 performance-based RSUs. Ms. Grafton was awarded long-term incentive awards in stock totaling 3,414 time-based RSUs and 3,414 performance-based RSUs. Mr. Micheletti was awarded long-term incentive awards in stock totaling 3,294 time-based RSUs and 3,292 performance-based RSUs. Mr. Schadan was awarded long-term incentive awards in stock totaling 3,216 time-based RSUs and 3,215 performance-based RSUs. Mr. King was awarded long-term incentive awards in stock totaling 10,467 time-based RSUs and 10,465 performance-based RSUs, however he forfeited these grants at the time of his resignation from Westmoreland. The named executive officer's awards had grant date fair values as shown on the chart, based on an a June 2, 2014, stock price of $30.76.

Transaction Success Bonuses

On June 12, 2014, the Board of Directors of Westmoreland, at the recommendation of the Committee, awarded one-time success bonuses to certain named executive officers for exemplary work in bringing the acquisition of Westmoreland’s new Canadian assets to a successful closing. The compensation was issued in the form of Westmoreland’s common stock under the Amended and Restated 2007 Equity Incentive Plan based on the closing price of the stock on June 12, 2014. The values of the one-time success bonuses for named executive officers were as follows:

Named Executive Officer	Value of One-Time Success Bonus
Keith Alessi	$250,000
Kevin Paprzycki	$75,000
Jennifer Grafton	$75,000

Named Executive Officer Compensation in Fiscal Year 2014

Westmoreland’s named executive officer compensation is broken down into several components. The named executive officers are generally compensated at the same percentage of targeted bonus for meeting team goals set by the Committee, however, certain individuals bonuses are tied to the performance of specific segments of the Company. Where individuals are compensated differently or the reasoning is different, we provide more information.

Annual Incentive Compensation: Financial and Safety Components

Financial Component: The financial component was based on Westmoreland's free cash flow metric. In 2014, the addition of the Canadian mines required that certain individual's cash flow metric accounted for only U.S. or Canada free cash flow, while others involved a consolidated metric. Mr. Alessi, Mr. Paprzycki and Ms. Grafton each received their financial component of their annual incentive compensation based on a consolidated global metric that came in at 80%. Mr. Micheletti's financial component was based on the U.S. mines operations free cash flow metric and paid out at 0%. Mr. Schadan's financial component was based on the consolidated Canadian operations free cash flow metric and paid out at 200%.

Safety Component: The safety component was based on achieving 10% lower than Annual National MSHA average for reportable incident rate for surface mines in the coal industry. The average reportable incident rate for the Westmoreland’s mines was 1.29, which is 25.0% below the national average of 1.72, resulting in a 75% safety payout for named executive officers, with the exception of Mr. Schadan. Mr. Schadan did not receive annual incentive compensation attributable to his safety target goal as our Canadian mines' metric did not meet the threshold set.

Keith E. Alessi, Chief Executive Officer

Total Salary and Bonus Cash Received for 2014	2014 Base Salary	Bonus for 2014	# of RSUs / Grant Date Fair Value of 2014 RSUs
3,500,000	$750,000	$2,500,000	36,575 RSUs/ $1,125,047

Base Salary and Annual Incentive Compensation: Individual Component

Mr. Alessi returned to the role of Chief Executive Officer on March 21, 2014, and at the same time relinquished his title of Executive Chairman of the Board. The Committee determined Mr. Alessi’s base salary with the assistance of the Consultant, utilizing peer group and market survey data.

The Committee proposed, and the Board of Directors approved, a discretionary individual performance payout of $2,500,000 for Mr. Alessi, paid $1,000,000 in cash and the remainder in common stock under Westmoreland's Amended and Restated 2007 Equity Incentive Plan. On March 21, 2014, Mr. Alessi returned to the role of Chief Executive Officer of Westmoreland. Mr. Alessi was not only the driving force behind the Canadian Acquisition, but upon returning to the CEO role, he oversaw its successful integration with the domestic Westmoreland team. His efforts to close two acquisitions over the last year have seen Westmoreland's revenue move from $674.7 million in 2013 to $1.116 billion in 2014, a number that does not include the first four months of production in 2014 by the Canadian assets before Westmoreland owned them. Likewise, under Mr. Alessi's leadership, Westmoreland's adjusted EBITDA increased from $116.3 million to $175.5 million and operating cash flow increased from $20.0 million to $50.0 million over the past year. See page 43 for information about reconciliation of non-GAAP financial measures. The Company's financial results, which Mr. Alessi drove, were also reflected in our total shareholder return that we have calculated to be approximately 73% for fiscal year 2014.

Kevin A. Paprzycki, Chief Financial Officer and Treasurer

Total Salary and Bonus Cash Received for 2014	2014 Base Salary	Bonus for 2014	# of RSUs / Grant Date Fair Value of 2014 RSUs
$726,923	$330,000	$330,000	7,511 RSUs/$231,038

Base Salary and Annual Incentive Compensation: Individual Component

The Committee increased Mr. Paprzycki’s base salary to $330,000 effective April 1, 2014, which puts this component of compensation below the 25th percentile of peer group data. The Committee determined Mr. Paprzycki’s base salary with the assistance of the Consultant, utilizing peer group and market survey data.

The Chief Executive Officer proposed, and the Committee approved, a discretionary individual performance payout of $330,000 for Mr. Paprzycki. In 2014, Mr. Paprzycki guided Westmoreland through a senior secured note debt raise of $425 million, followed by a combined senior secured note and term loan debt refinance of $700 million. He led his team's integration of U.S. and Canadian financial reporting along with financial planning and analysis. Mr. Paprzycki continued to lead the investor relations function of the Westmoreland. Mr. Paprzycki also played pivotal roles in the negotiations and completion of both the Canadian Acquisition and WMLP transactions, each of which included extensive due diligence and financial modeling.

Jennifer S. Grafton, Senior Vice President, Chief Administrative Officer and Secretary

Total Salary and Bonus Cash Received for 2014	2014 Base Salary	Bonus for 2014	# of RSUs / Grant Date Fair Value of 2014 RSUs
$656,154	$300,000	$300,000	6,828 RSUs/$210,029

Base Salary and Annual Incentive Compensation: Individual Component

The Committee increased Ms. Grafton’s base salary to $300,000 effective April 1, 2014, which puts this component of compensation below the 25th percentile of peer group data. The Committee determined Mr. Grafton’s base salary with the assistance of the Consultant, utilizing peer group and market survey data.

The Chief Executive Officer proposed, and the Committee approved, a discretionary individual performance payout of $300,000 for Ms. Grafton. In 2014, Ms. Grafton steered us through the legal matters arising out of acquisition activity for both the Canadian Acquisition and the WMLP transactions, each on a demanding timeline. In November of 2014, Ms. Grafton was named Senior Vice President and Chief Administrative Officer, adding the role of global head of Human Resources in addition to her leadership for Westmoreland in the areas of legal, business development, insurance and risk. Ms. Grafton continued her role as Secretary and oversaw corporate compliance with charters, policies, and regulations.

Joseph E. Micheletti, Executive Vice President

Total Salary and Bonus Cash Received for 2014	2014 Base Salary	Bonus for 2014	# of RSUs / Grant Date Fair Value of 2014 RSUs
$385,588	$289,300	$103,369	6,586 RSUs/$202,585

Base Salary and Annual Incentive Compensation: Individual Component

The Committee increased Mr. Micheletti’s base salary to $289,300 effective April 1, 2014, which puts this component of compensation at the 25th percentile of peer group data.

The Chief Executive Officer proposed, and the Committee approved, a discretionary individual performance payout of $103,369 for Mr. Micheletti. In 2014, Mr. Micheletti was also instrumental in conducting operational due diligence and evaluating the mine properties in connection with both the Canadian Acquisition and the WMLP transactions. Mr. Micheletti oversaw a growing U.S. operational base and negotiated two long term major coal supply agreements to be supplied out of our mine in Kemmerer, Wyoming. Mr. Micheletti's emphasis on safety at Westmoreland mines has once again shown in our results with a reportable incident rate at 25% below national average across all U.S. mines.

John A. Schadan, President - Canada Operations

Total Salary and Bonus Cash Received for 2014	2014 Base Salary	Bonus for 2014	# of RSUs / Grant Date Fair Value of 2014 RSUs
$335,575	$243,713	$94,315	6,431 RSUs/$197,818

Base Salary and Annual Incentive Compensation: Individual Component

Soon after joining Westmoreland, Mr. Schadan was promoted to Executive Vice President and was recently promoted to President - Canada Operations on March 13, 2015. In May of 2014, the Committee determined his salary to be $282,500 in Canadian dollars. Mr. Schadan works out of our corporate office in Edmonton, Alberta, and as such his salary and cash bonuses were all paid in Canadian dollars, and his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only.

The Chief Executive Officer proposed, and the Committee approved, a discretionary individual performance payout of $109,325 in Canadian dollars, or $94,315 in U.S. dollars using the above conversion, for Mr. Schadan. Mr. Schadan led Westmoreland's Canadian team seamlessly through what was a lengthy, but successful integration with the U.S. operations. Mr. Schadan consistently exceeded expectations by delivering above budgeted results at the Canadian operations. He quickly adapted to the Westmoreland culture, which was reflected in his ability to dramatically cut capital expenditures while maintaining a consistent production pace at his mines. Additionally, Mr. Schadan led his team in optimizing the size and output at our export mine operation, which we call Coal Valley, during a time in which the thermal coal export market is strained.

Realized Pay vs. Reported Total Compensation

The SEC’s calculation of total compensation includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in 2014. To supplement the SEC-required disclosure, we have included an additional table that shows compensation actually realized by each of the named executives in 2014. Set forth below we have provided a table showing for each named executive: (1) 2014 compensation actually realized by the named executive, as reported on each named executive’s W-2 form (Realized Compensation Total), and (2) 2014 compensation as determined under SEC rules (Summary Compensation Total). We believe this information provides a helpful view of compensation actually received by our named executive officers in 2014, and is useful to our stockholders in assessing the alignment between executive pay and our performance. The amounts reported in this table differ from the amounts reported as total compensation in the 2014 Summary Compensation Table and are not a substitute for those amounts.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value Earnings ($)	All Other Compen- sation ($)	Summary Compen- sation Total ($)	Realized Compen- sation Total ($)
Keith E. Alessi Chief Executive Officer	2014	750,000	250,000(1)	1,125,047	2,500,000(3)	8,661	17,235	4,650,943	3,461,858
Kevin A. Paprzycki CFO and Treasurer	2014	321,923	75,000(1)	231,038	330,000	15,468	17,448	990,877	1,000,055
Jennifer S. Grafton SVP, CAO and Secretary	2014	281,154	75,000(1)	210,029	300,000	744	17,374	884,301	603,908
Joseph E. Micheletti Executive Vice President	2014	282,219	—	202,585	103,369	60,645	17,435	666,253	641,201
John A. Schadan(2) President - Canada Operations	2014	160,678	34,508(2)	197,818	94,315	—	21,294(2)	508,613	344,239
Robert P. King Former President and CEO	2014	312,885	—	643,868(4)	45,063	—	16,737	1,018,553	1,689,787
_____________________

(1)
As detailed above, Mr. Alessi, Mr. Paprzycki and Ms. Grafton received one time transaction success bonuses after the closing of the Canadian Acquisition issued in the form of Westmoreland’s common stock under the Amended and Restated 2007 Equity Incentive Plan.

(2)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only. Mr. Schadan received a retention bonus of $40,000 in Canadian dollars, $34,508 in U.S. dollars, after the Canadian Acquisition and $2,333, or $2,013 after U.S. conversion, as part of a legacy automobile reimbursement program. Mr. Schadan is a participant in an active Registered Retirement Savings Plan in Canada for which the Company contributed 12% of his salary base on his behalf; that amount was $22,350, or $19,281 after U.S. conversion, in 2014. His pay figures reflect beginning his position with Westmoreland on May 1, 2014.

(3)	Mr. Alessi's was paid out $1 million in cash and $1.5 million in Westmoreland common stock under the Amended and Restated 2007 Equity Incentive Plan.
(4)	Mr. King forfeited his equity grant for 2014 upon his resignation on August 1, 2014.

Reconciliation of Realized Compensation Column to Summary Compensation Table

The amounts reported in the Realized Compensation Column reflect income for 2014 shown as reported on the named executives’ W-2 forms. These amounts differ from the amounts reported as total compensation in the 2014 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2014 Summary Compensation Table. For 2014, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (3) the year-over-year change in pension value (as reflected in the Change in Pension Value column), plus (4) the value realized in 2014 from the vesting of RSUs before payment of any applicable withholding taxes. In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules reflects any bonus earned for the year shown. For more information on total compensation as calculated under the SEC rules, see the narrative and notes accompanying the 2014 Summary Compensation Table set forth on page 29.

Review of Performance-Based Compensation Components

The Board is keenly focused on tying executive compensation to our performance. On an annual basis, the management team has a significant portion of its compensation aligned with key financial metrics and performance indicators. These metrics are approved by the Committee in February of each year. In 2014, the Committee elected to tie the financial component of the management team’s short-term AIP bonus to the free cash flow metric. After the Canadian Acquisition, certain of our named executive officer's financial components were tied to just U.S. mines, U.S. consolidated or Canadian consolidated free cash flow, while others' financial component was based on a consolidated global Westmoreland metric.

Beginning in 2011, the Committee began issuing 50% of the long-term incentive component of compensation in the form of performance-based awards. These awards cliff vest over three years and pay out if the threshold goal has been met. If the team exceeds the target goal by 20% or more, the awards pay out at 150%. Each year since 2011, the Committee set a three-year cumulative free cash flow goal for the performance-based LTIP awards. We achieved 91% of the 2012 three-year cumulative free cash flow goal, which resulted in a 73% payout on the performance-based shares. As of December 31, 2014, we were 64% towards achieving the 2013 three-year LTIP award goal and 34% towards achieving the 2014 three-year LTIP award goal.

EXECUTIVE COMPENSATION FOR 2014

Summary Compensation Table

The following tables set forth information regarding the fiscal 2014 compensation for our Chief Executive Officer, Chief Financial Officer, our other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2014 (collectively, our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2012 and/or fiscal 2013 compensation for those individuals who were also named executive officers in fiscal 2012 and/or fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)(5)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value Earnings ($)	All Other Compen- ation ($)(3)	Total ($)
Keith E. Alessi(4) CEO	2014	750,000	250,000	1,125,047	2,500,000	8,661	17,235	4,650,943
	2013	201,923	—	—	—	(3,546)	15,798	214,175
	2012	673,077	—	1,050,010	1,141,423	4,517	16,848	2,885,875
Kevin A. Paprzycki CFO and Treasurer	2014	321,923	75,000	231,038	330,000	15,468	17,448	990,877
	2013	289,231	—	210,000	122,541	(10,349)	17,129	628,552
	2012	255,962	—	182,018	111,998	8,957	16,774	575,709
Jennifer S. Grafton General Counsel and Secretary	2014	281,154	75,000	210,029	300,000	774	17,374	884,331
	2013	221,923	—	161,000	93,948	(546)	16,818	493,143
Joseph E. Micheletti Executive Vice President	2014	282,219	—	202,585	103,369	60,645	17,435	666,253
	2013	254,278	—	184,100	86,965	(36,803)	17,039	505,579
	2012	229,095	—	161,432	103,656	34,159	25,400	553,742
John A. Schadan - President Canada Operations(7)	2014	160,678	34,508	197,818	94,315	—	21,294	508,613

Former Named Executive Officer
Robert P. King(4) President and CEO	2014	312,885	—	643,868	45,063	—	16,737	1,018,553
	2013	478,365	—	625,017	550,368	—	17,148	1,670,898
	2012	318,750	50,000	730,771	392,302	—	88,760	1,580,583
_____________________

(1)
Amounts in these columns represent the aggregate grant date fair value of the equity awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Share-Based Payment. These columns were prepared assuming none of the awards will be forfeited.  Additional information is set forth in the “Grants of Plan-Based Awards” table below. Details regarding the 2014, 2013 and 2012 stock awards that are outstanding as of December 31, 2014 may be found in the “2014 Outstanding Equity Awards At Fiscal Year-End” table below. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2014 may be found in the Notes to the Financial Statements in the Company's Form 10-K for the year ended December 31, 2014.

(2)
Represents the cash bonus awarded under our Annual Incentive Plan, a discretionary performance-based award made in the first quarter of each fiscal year for performance in the prior fiscal year. Mr. Alessi's 2014 award, however, was settled $1,500,000 in stock and $1,000,000 in cash.

(3)
“All Other Compensation” for 2014 includes reimbursements and payments for our contributions to the Westmoreland's 401(k) plan and life insurance premiums. We contributed $15,600 in matching contributions to the 401(k) plan on behalf of each named executive officer. Our 401(k) match program provided for a match of total cash compensation earned in 2014 up to a maximum allowable cash compensation of $260,000 equaling 6% of total cash compensation. We paid life insurance premiums of $1,634, $1,848, $1,834, $1,137 and $1,774 during 2014 for Messrs. Alessi, Paprzycki, Micheletti, King and Ms. Grafton, respectively.

(4)	Mr. Alessi and Mr. King did not receive any additional compensation for their services while employee directors. Mr. Alessi spent most of 2013 as Chairman of the Board.
(5)	Due to a shortage of available stock in our equity plan, Messrs. Paprzycki, Micheletti and Ms. Grafton were awarded cash awards in lieu of stock for long-term incentive purposes in 2013.

(6)
In 2014, Mr. Alessi, Mr. Paprzycki and Ms. Grafton received transaction bonuses for the successful close of Westmoreland's Canadian Acquisition paid in stock. Mr. Schadan received a retention bonus in 2014.

(7)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only. Mr. Schadan received a retention bonus of $40,000 in Canadian dollars, $34,508 in U.S. dollars, after the Canadian Acquisition and $2,333, or $2,013 after U.S. conversion, as part of a legacy automobile reimbursement program. Mr. Schadan is a participant in an active Registered Retirement Savings Plan in Canada for which the Company contributed 12% of his salary base on his behalf; that amount was $22,350, or $19,281 after U.S. conversion, in 2014. His pay figures reflect beginning his position with Westmoreland on May 1, 2014.

Components of Total Compensation

We believe in compensating our executive officers with a mix of both base salary and at-risk compensation made up of cash and equity. For a thorough discussion of our compensation components and the percentage of at-risk compensation, see “Components of the Executive Compensation Program for 2014” in the Compensation Discussion and Analysis on page 22.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation amounts are annual cash incentives under our Annual Incentive Plan (“AIP”). The AIP is funded based on various components, which are unique to each named executive officer, and may include our annual budgeted EBITDA, annual budgeted free cash flow, MSHA average for reportable incident rate for surface mines in the coal industry, and individual performance goals, all of which are discussed above in “Compensation Discussion and Analysis.”

Equity Awards

Values for stock grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to restricted stock and restricted stock units granted to the named executive officers under our stockholder-approved 2007 and 2014 plans. The plan is administered by the Compensation and Benefits Committee, which has retained the exclusive authority to make awards under the plan. The Committee approves all long-term incentive grants to named executive officers other than the CEO, whose grants are approved by the Board. The Committee also approves the overall grant pool for all other participants.

The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of stockholders. For the 2014 stock award granted to Named Executive Officers, the time-based restricted stock units representing 50% of the total award were granted on June 2, 2014, and vest over three years with 33% of the shares becoming vested and available for release each year on April 1st. Full vesting occurs on April 1, 2016. The performance-based restricted stock units representing the other 50% of the total award were also granted on June 2, 2014 and will cliff vest on April 1, 2017, upon achievement of a three-year cumulative free cash flow goal that was set by the Compensation and Benefits Committee in 2014. Beginning in 2015, Westmoreland will tie the achievement of three year performance-based equity awards to a relative total shareholder return calculation. Awards not yet released are forfeited upon separation.

2014 Grants of Plan-Based Awards

			Estimated Future Payouts Under Performance- Based Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date by Board	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards(#)(1)	Grant Date Fair Value of Stock Awards($)(1)
Keith E. Alessi	6/2/2014	7/22/2014	9,144	18,287	27,431	18,288	$1,125,047
Kevin A. Paprzycki	6/2/2014	7/22/2014	1,878	3,755	5,633	3,756	$231,038
Jennifer S. Grafton	6/2/2014	7/22/2014	1,707	3,414	5,121	3,414	$210,029
Joseph Micheletti	6/2/2014	7/22/2014	1,646	3,292	4,938	3,294	$202,585
John A. Schadan	6/2/2014	7/22/2014	1,608	3,215	4,823	3,216	$197,818
Robert P. King(2)	6/2/2014	7/22/2014	5,233	10,465	15,698	10,467	$643,868
_____________________

(1)
The 2014 LTIP award granted to the named executive officers on June 2, 2014, was ultimately finalized by the Board of Directors on July 22, 2014, consisted of time-based restricted stock units with a three-year vest and performance-based restricted stock units with a three-year cliff vest issued out of the 2014 shareholder approved equity plan. The grant date fair value on June 2, 2014, was $30.76 per share.

(2)	Mr. King forfeited his grants at the time of his resignation from Westmoreland on August 1, 2104.

2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Units that have not vested (#)(1)	Market value of units that have not vested as of 12/31/14($)(2)	Unearned units that have not vested (#)(3)	Market value of unearned units that have not vested as of 12/31/14($)(2)
Keith E. Alessi	30,556	24.12	5/2/2017
	60,000	21.40	7/1/2018
				23,973	796,143
				18,288	607,344
						71,918	2,388,397
						18,287	607,311
Kevin A. Paprzycki	2,500	29.48	6/5/2016
	1,900	24.41	7/1/2016
	7,000	21.40	7/1/2018
				4,156	138,021
				$70,000(4)	$70,000(4)
				3,756	124,737
						12,466	413,996
						$105,000(4)	$105,000(4)
						3,755	124,704
Jennifer S. Grafton				2,740	90,995
				$53,667(4)	$53,667(4)
				3,414	113,379
						8,219	272,953
						$80,500(4)	$80,500(4)
						3,414	113,379
Joseph E. Micheletti	5,000	21.40	7/1/2018
				3,686	122,412
				$61,367(4)	$61,367(4)
				3,294	109,394
						11,056	367,170
						$92,050(4)	$92,050(4)
						3,292	109,327
John A. Schadan				3,216	106,803
						3,215	106,770
Former Executive
Robert P. King(5)				10,467	347,609
				18,244	605,883
				9,704	322,270
						10,465	347,543
						27,364	908,758
						29,110	966,743

_____________________

(1)
Awards in this column consist of restricted stock units with a grant dates of June 1, 2012, April 1, 2013 and June 2, 2014. Awards of restricted stock units vest in thirds over a three-year period beginning on the first anniversary of the date of grant, except that the grants on June 1, 2012, and June 2, 2014, also vest on April 1st. To the extent vested in the last year, these units are reflected in the “Stock Vested in 2014” table below.

(2)
The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of common stock on December 31, 2014 ($33.21) by the number of shares.

(3)
Awards in this column consist of performance-based restricted stock units with a grant date of June 1, 2012, April 1, 2013 and June 2, 2014. These awards pay out at threshold, target and maximum performance goals, depending on the achievement of a free cash flow metric designated by the Compensation and Benefits Committee in 2012, 2013 and 2014. Contingent on achievement of the performance goal on April 1, 2015, April 1, 2016, and April 1, 2017, these awards cliff vest. If threshold performance is not achieved, all awards will forfeit.

(4)
In 2013, due to a shortage of shares in the 2007 shareholder-approved equity plan, all long-term incentive plan award recipients, except for Mr. King, were awarded cash awards in lieu of stock. The 2013 long term incentive plan cash awards will function similarly to the equity awards. Time-based awards vest in thirds over a three-year period beginning on the first anniversary of the grant. Performance-based awards pay out at threshold, target and maximum performance goals, depending on the achievement of a free cash flow metric designated by the Compensation and Benefits Committee in 2013. Contingent on achievement of the performance goal on April 1, 2016, the recipients' awards cliff vest. If threshold performance is not achieved, all awards will forfeit.

(5)	Mr. King forfeited his 2014 time-based and performance-based equity grants at the time of his resignation from Westmoreland on August 1, 2014.

Stock Vested in 2014

Name	Shares Acquired on Vesting(#)	Stock Value Realized on Vesting($)(1)
Keith E. Alessi	86,120	2,678,576
Kevin A. Paprzycki	14,655	459,874
Jennifer S. Grafton	8,255	259,042
Joseph E. Micheletti	7,371	231,302
John A. Schadan	—	—

Former Executive(2)
Robert P. King	18,826	590,760
_____________________

(1)
The market value of the awards was determined by multiplying the closing price of a share of common stock on April 1, 2014 ($31.38) by the number of shares that vested on April 1, 2014. Mr. Alessi also had shares vest from a director grant on May 21, 2014, which was calculated by multiplying the closing price of a share of common stock on May 21, 2014 ($27.97) by the number of shares that vested on May 21, 2014.

(2)	Mr. King ceased his position of President - U.S. Operations on August 1, 2014.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of December 31, 2014 ($)(1)	Payments During Last Fiscal Year ($)
Keith E. Alessi	Westmoreland Retirement Plan (WCC)	2.08	45,482	—
Kevin A. Paprzycki	Westmoreland Retirement Plan (WCC)	3.0	55,703	—
Joseph E. Micheletti	Westmoreland Retirement Plan (WECO)	10.0	241,892	—
Jennifer S. Grafton	Westmoreland Retirement Plan (WCC)	0.5	2,445	—
_____________________

(1)
Pension economic assumptions are consistent with our SFAS 87 financial reporting for fiscal year 2014. Demographic assumptions are also consistent with our pension financial reporting, with the exception that per SEC guidance, pre-retirement decrements are not used. A discount rate of 3.90% was used for 2014.

Effective July 1, 2009, the Board froze all structures of our pension plan for non-union employees, including our named executive officers, resulting in no future benefits accruing under these plans. Prior to July 2009, each of the named executive officers except Mr. King and Mr. Schadan who each began employment with us after 2009, participated in one of the same defined benefit pension plan structures offered to other non-union employees. Eligible employees become fully vested after five years of vested service. The Company's pension plan structure provides for normal retirement at 65. Early retirement benefits are available at age 55 with 10 years of service, however at reduced benefits. The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.

2014 Pension Benefits Upon Retirement, Termination, Disability or Death

Messrs. Paprzycki, Micheletti, Alessi and Ms. Grafton are vested in the pension plan and entitled to an annual lifetime benefit payable upon voluntary or involuntary termination or death (paid for the life of the spouse). Benefits shown assume that the event entitling the individual to benefits occurred on December 31, 2014.

The benefits for Mr. Alessi are first payable on November 1, 2019. Mr. Alessi is not currently eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Keith E. Alessi	Termination	Pension Plan	$326	Monthly Annuity	Life
	Death	Pension Plan	$249	Monthly Annuity	Life of Spouse

The benefits for Mr. Paprzycki are first payable on September 1, 2035. Mr. Paprzycki is not currently eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Kevin A. Paprzycki	Termination	Pension Plan	$732	Monthly Annuity	Life
	Death	Pension Plan	$559	Monthly Annuity	Life of Spouse

The benefits for Mr. Micheletti are first payable on August 1, 2015. The death benefit payable to his spouse is payable immediately.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Joseph E. Micheletti	Termination	Pension Plan	$840	Monthly Annuity	Life
	Death	Pension Plan	$389	Monthly Annuity	Life of Spouse
The benefits for Ms. Grafton are first payable on April 1, 2041. Ms. Grafton is not currently eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Jennifer S. Grafton	Termination	Pension Plan	$37	Monthly Annuity	Life
	Death	Pension Plan	$31	Monthly Annuity	Life of Spouse

Potential Payments upon Termination or Change-in-Control

Our named executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits described in the preceding compensation tables and participation in a severance policy that is generally available to all our employees. Our severance policy covers virtually all our employees, although the amount of the severance benefit depends upon employee tier and years of service with us. The highest tier, which includes our named executive officers, provides for severance compensation equal to 12 months of monthly base pay, 9 months of outplacement assistance and 12 months of health benefit continuation. Severance benefits are payable under the policy only in the following circumstances: involuntary termination that is not for cause; termination due to sale of a facility, division or business segment; or relocation of more than 50 miles that the employee declines. Our executives do not have employment contracts or any benefits triggered by a change-in-control, unless the change-in-control results in an involuntary termination of the executive without cause. In addition, our Annual Incentive Policy provides that program participants are only entitled to payment of incentive payouts if they are employed on the date of payment, which typically occurs in April of the following year, although this requirement is deemed fulfilled upon death or disability. All incentive payouts are forfeited should a named executive officer leave our employment for any reason, unless otherwise expressly agreed to by the Compensation and Benefits Committee.

The following table represents full walk-away amounts for each of our named executive officers upon the occurrence of certain events, assuming in each case that the event in question occurred as of December 31, 2014. The following tables do not include amounts payable upon termination for pension benefits, as those benefits are described above in the “2014 Pension Benefits” tables.

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control(5)	Retirement	Death or Disability(4)
Keith E. Alessi	Salary and/or AIP payout	$—	$750,000	$2,250,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$5,385,550	$—	$4,980,687
	Outplacement services and health benefits	$—	$17,734	$—	$—	$—
	TOTAL	$—	$767,734	$7,635,550	$—	$4,980,687

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control(5)	Retirement	Death or Disability(4)
Kevin Paprzycki	Salary and/or AIP payout	$—	$330,000	$775,500	$—	$—
	Vested Equity(1)(2)	$—	$—	$1,085,172	$—	$967,047
	Outplacement services and health benefits	$—	$23,054	$—	$—	$—
	TOTAL	$—	$353,054	$1,860,672	$—	$967,047

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control(5)	Retirement	Death or Disability(4)
Jennifer Grafton	Salary and/or AIP payout	$—	$300,000	$705,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$724,873	$—	$622,454
	Outplacement services and health benefits	$—	$24,080	$—	$—	$—
	TOTAL	$—	$324,080	$1,429,873	$—	$622,454

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control(5)	Retirement	Death or Disability(4)
Joe Micheletti	Salary and/or AIP payout	$—	$289,300	$679,855	$—	$—
	Vested Equity(1)(2)	$—	$—	$920,770	$—	$817,191
	Outplacement services and health benefits	$—	$23,234	$—	$—	$—
	TOTAL	$—	$312,534	$1,600,625	$—	$817,191

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control(5)	Retirement	Death or Disability(4)
John A. Schadan(6)	Salary and/or AIP payout	$—	$243,713	$572,725	$—	$—
	Vested Equity(1)(2)	$—	$—	$213,574	$—	$142,404
	Outplacement services and health benefits	$—	$7,500	$—	$—	$—
	TOTAL	$—	$251,213	$786,299	$—	$142,404

(1)
Various unvested options and SARs held by our named executive officers automatically vest upon a change-in-control. The intrinsic value of the accelerated options or SARs were determined by multiplying the number of securities held by the difference between the security's exercise price and $33.21, the closing stock price on December 31, 2014. The value of vested equity was determined by multiplying the number of vested shares times $33.21, the closing stock price on December 31, 2014.

(2)
We recently awarded time-based long-term equity awards to the named executive officers in the form of restricted stock units with grant dates of June 1, 2012, and June 2, 2014, as well as a long-term cash award grant on April 1, 2013, each vesting in thirds annually on April 1st. Pursuant to the time-based restricted stock unit award agreements, all units automatically vest immediately prior to a change-in-control, death, disability or qualified retirement of the recipient. No named executive officer met the qualifications for a “qualified retirement” as of December 31, 2014.

(3)
Involuntary, or "not for cause," termination results in the named executive officer receiving one-year's base salary, one-year's health benefits (of which the former employee must still pay the portion that the employee would normally pay to receive health benefits), and nine months of outplacement services valued at $7,500.

(4)
The performance-based restricted stock units and performance-based cash awards are earned on a pro-rata basis based on the date of death or disability. For valuation purposes, we assume the triggering event (death) occurred on December 31, 2014, resulting in the recipient earning a full share of the recipient's 2012 performance-based award, two-thirds of the recipient's 2013 performance-based award and one-third of the recipient's 2014 performance based award. The recipient's earned pro-rata share will not vest until the normal vesting date for the award, occurring on April 1st of the third anniversary of the grant date, and the final determination of the amount of the award contingent on the final performance determination of the performance metric. Here, the pro-rata shares are assumed to have paid out based on a 100% achievement of the performance metric. The payments of the performance-based awards, however, are still completely contingent on the performance metric being met over the applicable three-year period, and payouts can range from 0% for failure to meet the threshold of the performance metric to 150% for meeting the maximum of the performance metric.

(5)
Upon termination after a change in control, as defined under the the named executive officers' individual change in control agreements, named executive officers are entitled to two times base pay and payment of their target annual incentive plan payout, as well as an immediate vesting of all equity not yet vested.

(6)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the conversion rate on December 31, 2014, of $.8627 U.S. dollars per Canadian dollar, for comparability purposes only.

CERTAIN TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which the Company is a participant and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

The Board has determined that certain transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, such as compensation to an executive officer if the compensation has been approved, or recommended to the Board for approval by the Compensation and Benefits Committee or an arrangement that is specifically contemplated by provisions of our certificate of incorporation or bylaws, such as the exculpation, indemnification, and directors' and officers' insurance arrangements contemplated by the certificate of incorporation and bylaws.

Based on a review of the questionnaires that our directors, director nominees and executive officers completed and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2014 or currently proposed, involving the Company.

OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring stockholder action. Proposal No. 1 requests the election of eight directors to the Board, Proposal No. 2 requests advisory approval of the Company's executive compensation, Proposal No. 3 requests the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015, Proposal No. 4 requests the approval of certain amendments to Westmoreland Coal Company's Certificate of Incorporation and Proposal No. 5, if properly presented at the Annual Meeting of Stockholders, is a vote on a shareholder proposal regarding proxy access. Each of the proposals is discussed in more detail below.

Proposal 1 - Election of Directors

The Board has nominated directors Alessi, Bachynski, Hamilton, Hutchinson, Klingaman, Packwood, Mackus and Scharp to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Vote Required

Each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. Each director elected will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” the election of directors Alessi, Bachynski, Hamilton, Hutchinson, Klingaman, Packwood, Mackus and Scharp.

Proposal 2 - Advisory Approval of the Company's Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. As background to compensation paid to our named executive officers in 2014, please refer to the "Proxy Summary - 2014 Westmoreland Performance Highlights" section at the beginning on this proxy statement. In addition, compensation and governance practices implemented in recent years include the following:

•	Neither the CEO nor any other executive officer has an employment contract, subject to certain rights to which they are entitled if they are terminated in connection with a change in control;

•	We have eliminated all tax gross-ups and executive supplemental retirement policies, froze pension plans and terminated retiree health care;

•	The Compensation and Benefits Committee engaged Pay Governance, an independent compensation consultant to advise them, who does no other work for us;

•	Approximately 72% of the CEO's total compensation package is at-risk compensation;

•	We have minimal executive perquisites;

•
The named executive officers receive annual long-term equity awards in the form of restricted stock units with half of the shares vesting at the end of a three-year period upon the attainment of a three-year performance metrics. Restricted stock units represent a significantly larger percentage of each officer's total compensation opportunity as compared to short term annual incentive opportunities. We believe this alignment ensures that a significant portion of our officer's compensation is tied to long-term stock price performance; and

•	The Board implemented stock ownership guidelines at three times salary for the CEO and between two and one times salary for other members of the management team.

Compensation Philosophy and Approach

As described in greater detail in the Compensation Discussion and Analysis above, Westmoreland's compensation philosophy for its named executive officers is designed to achieve several key objectives, including: focusing decision-making and behavior on goals that are consistent with the overall business strategy; creating a pay-for-performance culture, and allowing us to attract and retain employees with the skills critical to our long-term success. To achieve these objectives, Westmoreland uses a mix of base pay and incentive opportunities (short and long-term), while concentrating a majority of the executives' reward opportunities in at-risk incentive pay. The design of the compensation program is intended to support our overall business objectives and to increase long-term stockholder value. In 2014, greater than 50% of target total compensation for each named executive officer was at-risk based on our performance and the named executive officer.

We considered the most recent stockholder advisory vote on executive compensation required by the proxy rules in reassessing these compensation policies and our compensation decisions and, based on the 98.73% favorable vote cast in 2014, believe stockholders support our approach and actions. The Compensation and Benefits Committee made no material changes to 2014 compensation packages given the overwhelming stockholder support. We intend to continue to seek stockholder guidance on executive compensation through an annual say-on-pay vote. To the extent there is any significant vote against our named executive officers' compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address the concerns. Our recent history of stockholder approval on executive compensation has been strong:

Say on Pay Vote
Annual Stock Holder Meeting	Approval Percentage
2014	98.73%
2013	98.49%
2012	97.02%
2011	99.20%

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” Proposal 2 approving, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us. Our Board of Directors and our Compensation and Benefits Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns. The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2016 Annual Meeting.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board of Directors recommends a vote FOR Proposal 2.

Proposal 3 - Ratification of Principal Independent Auditor

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm and as auditors of our consolidated financial statements for fiscal year 2015.

Auditor's Fees

The following table summarizes the fees of Ernst & Young LLP for fiscal years 2013 and 2014. For 2014, audit fees include an estimate of amounts not yet billed.

Fee Category(1)	2014	2013
Audit Fees(2)	$2,688,590	$916,390
Audit Related Fees(3)	$—	$69,000
All Other Fees	$3,000	$—
Total Fees(4)	$2,691,590	$985,390
_____________________

(1)
We did not pay any “Tax Fees” or “All Other Fees” to Ernst & Young in fiscal years 2013 or 2014, with the exception of $3,000 in “All other Fees” in fiscal year 2014 for a subscription to a Canadian library resource.

(2)
Audit fees consist of fees for the audit of our financial statements, including fees related to the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings.

(3)
Audit Related Fees in 2013 consist of fees we paid to Ernst & Young in connection with the Canadian Acquisition, including a diagnostic that converted Sherritt's IFRS numbers to GAAP, and expenses related to an impairment assessment for our ROVA facility.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures. From time-to-time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm between meetings up to a certain threshold. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All fees paid to Ernst & Young in 2013 and 2014 were pre-approved by the Audit Committee.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but is not obligated to appoint a different independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interest. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting in order to respond to questions and may make a statement if they desire to do so.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote FOR Proposal 3.

Proposal 4 - Approval of Certain Amendments to the Westmoreland Coal Company Certificate of Incorporation

Westmoreland is asking shareholders to approve certain proposed amendments to the Westmoreland’s Restated Certificate of Incorporation (the “Certificate”). Following is a brief supporting statement and a summary of the proposed Certificate amendments. The complete text of the proposed Certificate amendments are contained in Exhibit A. The summary is qualified in its entirety by reference to the full text of the proposed amendments.

Summary

On February 20, 2015, Westmoreland's Board, upon recommendation by the Nominating and Corporate Governance Committee, resolved that certain amendments to Westmoreland's Certificate be presented to Westmoreland shareholders for approval at the next annual meeting. The primary purpose of the amendments is to remove irrelevant provisions and clarify and update the Certificate If the amendments are approved they will, among other things, update the Certificate to:

•
Update the statement of purpose of the corporation to better conform with requirements of the General Corporate Law of the State of Delaware ("DGCL"). DGCL only requires a statement that the corporation will engage in any lawful act or activity, providing the corporation more flexibility;

•
Reduce the par value of the shares of capital stock of the Westmoreland from $2.50 to $0.01. The impact of such a reduction is not material from a Delaware law perspective as the reduction merely reduces the minimum consideration payable upon the issuance of stock, reduces the filing fees for documents affecting the stock of the Company filed with the Secretary of State of the State of Delaware and increases (by a nominal amount) the funds available under Delaware law for dividends and stock repurchases;

•	Remove references to Series B Preferred Stock, which was authorized in connection with the Westmoreland’s stockholder rights plan that expired on February 7, 2013;

•
Remove references to Series A Convertible Exchangeable Preferred Stock, which was previously eliminated from the Current Charter pursuant to a Certificate of Elimination filed with the Secretary of State of State of Delaware. All Series A Convertible Exchangeable Preferred Stock was recently redeemed and no shares remain outstanding;

•
Allow for all holders of stock in Westmoreland to vote on a proposed increase or decrease to the number of authorized shares of Common Stock irrespective of Section 242(b)(2).  Section 242(b)(2) of the DGCL requires that, unless otherwise provided in the Certificate, holders of the outstanding shares of a class of capital stock are entitled to vote as a class on any proposed amendment to the Certificate that would increase or decrease the aggregate number of authorized shares of such class.  The amendments would eliminate the separate class vote on any increase or decrease in the authorized number of shares of a class of capital stock.  If the proposed amendments are approved, any further amendment to the Certificate which would increase or decrease the authorized number of shares of Preferred Stock or Common Stock would need to be approved by the holders of a majority of the outstanding shares of the Company’s capital stock entitled to vote, but no separate class votes would be required;

•
Restrict holders of Common Stock from voting on matters that relate solely to the terms of one or more series of Preferred Stock.  Pursuant to Section 212 of the DGCL, the Certificate may eliminate the right of the holders of Common Stock to vote on any amendment to the Certificate that solely relates to the terms of a series of Preferred Stock, if the holders of that series of Preferred Stock are entitled to vote on the amendment.  If the proposed amendments are approved, any further amendment to the Certificate which only relates to a series of Preferred Stock would need to be approved only by the holders of a majority of the outstanding shares of that series of Preferred Stock; and

•	make other minor changes to update, provide clarification and modernize the Certificate.
Effectiveness of Proposed Amendment.

If shareholders approve the proposed amendments to the Certificate, the amendments will become effective upon the filing with the Delaware Department of State, Division of Corporations. Westmoreland would make that filing promptly after the Annual Meeting. If the proposed amendments are not approved, no amendments will be made to the Certificate.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” the ratification of the proposed amendments to Westmoreland Coal Company's Certificate of Incorporation.

Proposal 5 - Shareholder Proposal Regarding Proxy Access

Proposal 5 below has been submitted for inclusion in our Proxy Statement by a stockholder proponent. The proponent has informed us that it or its representatives will appear at our 2015 Annual Meeting to present its proposal. The proposal and supporting statement below are presented in this Proxy Statement as received from the proponent in accordance with the rules of the SEC, and we and our Board disclaim any responsibility for their content. Any references in the proposal or the supporting statement to “we,” “our” or similar words are references to the proponent of the proposal and not to our company, our other stockholders or our Board.
We have also included a statement in opposition of our Board with respect to the proposal, recommending a vote against the stockholder proposal. The Board does not necessarily disagree with all stockholder proposals submitted to the company. When it agrees with a proposal and believes it is in the best interests of Westmoreland Coal Company and its stockholders, a proposal often can be implemented without a stockholder vote. The stockholder proposal that appears in this Proxy Statement is one with which the Board disagrees and believes it should oppose in fulfilling the Board’s obligations to represent and safeguard the best interests of our stockholders as a whole.

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

We have been advised by the Comptroller of the City of New York, Scott M. Stringer, that the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (collectively, the “Systems”), Municipal Building, One Centre Street, Room 629, New York, New York 10007-2341, intend to present the following proposal for consideration at our 2015 Annual Meeting. This proposal will be voted on if it is properly presented at our 2015 Annual Meeting. According to documentation submitted by the Systems to us, the Systems most recently collectively owned approximately 26,513 shares of our common stock as of the dates specified in their documentation, or less than 0.2% of our outstanding common stock as of April 14, 2015, which is the record date for our 2015 Annual Meeting.

The Systems’ Proposal Language and Their Supporting Statement

RESOLVED: Shareholders of Westmoreland Coal Company (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.
The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
SUPPORTING STATEMENT
We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)
The proposed bylaw terms enjoy strong investor support — votes for similar shareholder proposals averaged 55% from 2012 through September 2014 — and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.
We urge shareholders to vote FOR this proposal.

WESTMORELAND COAL COMPANY'S STATEMENT IN OPPOSITION

Westmoreland Coal Company’s Board of Directors (the “Board”) has carefully considered this shareholder proposal and recommends that shareholders vote AGAINST this proposal for the reasons set forth below.

Westmoreland Coal Company has a proven track record of being proactive on corporate governance issues and highly responsive to our shareholders’ concerns. Our Board ardently believes in the benefit of giving long-term dedicated shareholders a strong voice at Westmoreland and that proxy access, if properly structured, could enhance shareholder participation in director elections. At the same time, for the reasons stated below, we are against being forced into the one-size-fits-all approach taken by the New York City Comptroller, on behalf of several New York City Pensions Funds' and Systems', in its recent “Boardroom Accountability Project” (the “Project”). The Systems' proposal submitted the exact same proxy access shareholder proposal to 75 companies, which would permit any combination of shareholders beneficially owning 3% of the shares of that company for three years to nominate candidates representing up to 25% of the Board of Directors.  The Systems' proposal fails to reflect the economic differences of the 75 companies presented with proxy access proposals. For example, the 3% beneficial ownership threshold suggested for Westmoreland, with a market capitalization on March 6, 2015 of approximately $460 million, was also submitted to Exxon Mobil Corporation, whose market capitalization on that date was nearly $360 billion. Identical shareholder rights at these companies would require a shareholder (or group) to hold approximately $10.8 billion in Exxon Mobil Corporation stock for three years compared to the drastically lower threshold for Westmoreland of approximately $13.8 million in stock. Westmoreland will continue to be proactive in the corporate governance arena and proxy access is an issue widely discussed by the Board. However, with our shareholders’ long-term interests in mind, the Board must recommend that shareholders vote against this proposal.

Aside from the Board’s concerns with the proposal’s technical flaws outlined above, the Board believes that the proposal advances a solution for a problem that does not exist at Westmoreland and does so at the risk of considerable harm to Westmoreland and its shareholders. The proposal claims that it will make directors more accountable and contribute to shareholder value, but ignores our Board’s track record of creating shareholder value, ignores the effective voice shareholders already have at Westmoreland, undercuts the critical role of the independent Nominating and Corporate Governance Committee (the “N&CG

Committee”), and introduces a potentially expensive and destabilizing dynamic into the Board election process if it is not tailored appropriately. Further, the proposal was brought forth as part of the Project in which Westmoreland was selected, along with 33 other “carbon-intensive coal, oil and gas, and utility companies,” based on the Systems' priority issue of climate change and not because of any inadequacy by Westmoreland related to corporate governance, executive compensation or performance.

Westmoreland has outperformed the entire coal industry and energy sector over the last several years.

As mentioned above, the proposal is entirely unrelated to any perceived performance deficiencies; in fact, the proposal ignores Westmoreland’s outstanding performance. We closed the year in 2009 with a stock price of $8.91 on December 31. Five years later, on December 31, 2014, our stock closed at $33.21, representing a 273% increase. Our Board and management’s performance and accomplishments have helped drive Westmoreland’s strong total shareholder returns (“TSR”). Westmoreland’s TSR has outperformed that of the Dow Jones U.S. Coal Index and the entire S&P 500 Index for the past five years as shown in the chart below:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN[1]

Among Westmoreland Coal Company, the S&P 500 Index, and the Dow Jones U.S. Coal Index

400
300
200
100
--
12/09
12/10
12/11
12/12
12/13
12/14
134
133
115
143
117
71
136
105
49
216
180
43
373
205
29
Westmoreland Coal Company
S&P 500
Dow Jones U.S. Coal Index

1. Includes reinvestment of dividends.

Our strong performance highlights that the proposal does not seek to address any performance deficiencies at Westmoreland. Materials published by the Project, which identify 75 publicly-held companies that received proxy access proposals and the reasons those publicly-held companies were selected, indicate that Westmoreland was targeted because of “Fossil Fuel.” “Fossil Fuel” is not a compelling rationale to adopt proxy access, and the Board does not believe that a “Fossil Fuel” inspired proxy contest would be in the best interests of our shareholders. In particular, the Board is concerned that the rationale for this submission illustrates the potential misuse of proxy access by single purpose, special interest groups (or other shareholders) focused on personal, political or other issues that are incompatible with the best interests of Westmoreland and its shareholders.

The proposal advances a solution for a corporate governance problem that does not exist at Westmoreland.

Shareholders evaluating the proposal should consider it in the context of our overall corporate governance practices. The Board believes that its implementation of numerous corporate governance and executive compensation measures demonstrates its responsiveness and accountability to our shareholders. For example:

•	Our directors are elected annually and can be voted against any given year;

•	Due to our robust director independence standards, all of our directors are independent, other than our CEO;

•	Our directors are elected by a majority vote standard in uncontested elections;

•	We have an independent Chairman of the Board;

•	We have an annual advisory vote on executive compensation; and

•	Our shareholders are able to:

◦
Communicate with any director, any Board committee or the full Board (as discussed above under “Communicating with the Board” on page 8). At its regular meetings, our N&CG Committee reviews correspondence from shareholders relating to the business of the Board;

◦
Propose director nominees to the N&CG Committee, which, in turn, evaluates and considers such nominees at its regular meetings in the same manner as it would any nominee recommended by a Board member, management, search firm or other source (as discussed above under “Nominating and Corporate Governance Committee Report” beginning on page 11); and

◦	Submit proposals for consideration at an Annual Meeting and for inclusion in Westmoreland’s proxy statement for that meeting.

The proposal would bypass our independent Nominating & Corporate Governance Committee’s process for identifying and recommending director nominees who would best serve our shareholders’ long-term interests.

An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our N&CG Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the best interests of all shareholders. The N&CG Committee, which is comprised entirely of independent, non-employee directors, has a process for identifying and recommending director candidates for election by our shareholders, which are described in our Corporate Governance Guidelines of the Board and discussed above under Nominating and Corporate Governance report on page beginning on page 11. The N&CG Committee’s process is thoughtfully designed to identify and nominate director candidates who possess a combination of skills, professional experience, independence and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board and its committees. Additionally, as part of the Board’s self-assessment, the N&CG Committee oversees the evaluation of the qualifications and performance of each incumbent Director prior to the Board nominating an incumbent Director for an additional term.

Shareholders already have a voice in this process through their ability to nominate potential directors for consideration by the N&CG Committee. The proposal, however, would enable any holder or group of holders of as little as 3% of our outstanding shares to bypass the N&CG Committee’s process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Committee, fail to contribute to the desired mix of perspectives, or fail to represent the interests of shareholders as a whole. In contrast, our N&CG Committee has a fiduciary duty to act in good faith for the best interests of Westmoreland and all of our shareholders.

*    *    *    *

The Board believes that the current measures Westmoreland employs for the nomination and election of directors have led to a Board that is responsive to shareholder input and that promotes a strategy of long-term value creation. A proxy access bylaw that has not been thoroughly tested, and shaped to fit Westmoreland’s size and board structure, could significantly disrupt annual elections for many years, cause disruptions to management, create a fragmented board and discourage highly qualified director candidates from serving. If Westmoreland plays out as a test case for how proxy access bylaws should be fitted to the economic realities of a company, it could be a long time before there is an opportunity to create the precise proxy access bylaw that fits Westmoreland. In the meantime, disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put shareholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, creates risk of considerable harm to Westmoreland, and is not in the best interests of our shareholders.

Vote Required

Approval of Proposal 5 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

For the foregoing reasons, the Board of Directors recommends you vote “AGAINST” the shareholder proposal regarding proxy access.

ADDITIONAL INFORMATION
Explanation of Non-GAAP Financial Measures

The Company's fiscal 2014 Form 10-K includes a reconciliation of adjusted EBITDA to net loss on a GAAP basis and a discussion of why we believe these non-GAAP financial measures are useful to investors. A copy of our fiscal 2014 Form 10-K is being provided with our proxy statement to our stockholders. As discussed in the Compensation Discussion and Analysis, one of the performance targets for the Company's AIP and LTIP awards is free cash flow. Free cash flow is defined as adjusted

EBITDA modified for book to cash differences in pension, postretirement medical, reclamation liabilities and deferred revenue, less expenditures for capital investments, reserve acquisition and bonding requirements.

MISCELLANEOUS
Upon the written request of any person who on the record date was a record owner of our stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, we will send such person, without charge, a copy of our Annual Report on Form 10-K for 2014, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 200, Englewood, Colorado 80112.

The Board has no present intention of bringing any other business before the Annual Meeting and has not been informed of any other matters that are to be presented to the Annual meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

April [ ], 2016

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTMORELAND COAL COMPANY
WESTMORELAND COAL COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.    The present name of the corporation is Westmoreland Coal Company, and the name under which the corporation was originally incorporated is Stonega Coke and Coal Company. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 4, 1910.
2.    This Restated Certificate of Incorporation, which ~~only~~ restates and integrates and also ~~does not~~ further amend the provisions of the Certificate of Incorporation of this corporation ~~as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation~~.
3.    The ~~text of the~~ Certificate of Incorporation ~~as amended or supplemented heretofore~~ is hereby amended, integrated and restated ~~without further amendments or changes~~ to read in its entirety as follows~~as herein set forth in full~~:
FIRST: The name of the corporation is Westmoreland Coal Company.
SECOND: The address~~location~~ of the corporation’s registered~~its principal~~ office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered ~~the A~~agent ~~therein and in charge thereof~~ is The Corporation Trust Company.
THIRD: The purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware~~are to mine, produce, process, manufacture, buy, sell, own, lease, deal in and dispose of coal, oil, gas, and all types of minerals and their products; and in addition to produce, process, manufacture, buy, sell, own, lease, deal in and dispose of all kinds of property and to engage in all kinds of enterprises~~.
FOURTH: The aggregate number of shares of all classes of stock which the corporation has authority to issue is 35,000,000, of which (a) 5,000,000 shall be Preferred Stock ~~of the~~ par value of $0.01 per share~~, issuable in series,~~ and (b) 30,000,000 shall be Common Stock, ~~of the~~ par value of $~~2.5~~0.01 per share.
The ~~designations and the~~ powers, preferences and rights of such classes of stock, and the qualifications, limitations and restrictions thereof, which are fixed by this Certificate of Incorporation, and the authority of the Board of Directors of the corporation (“Board of Directors”) to fix by resolution or resolutions providing for the issue of any series of the Preferred Stock and the designations, powers, preferences and rights of any such series, and the qualifications, limitations and restrictions thereof, which are not fixed by the Certificate of Incorporation, are as follows:
PREFERRED STOCK

1.    Issue in Series. The Preferred Stock may be issued from time to time in one or more series. ~~Each series shall have the terms stated herein and in the resolution of the Board of Directors providing for their issue. All shares of any one series of Preferred Stock shall be identical.~~
2.    Creation of Series. The Board of Directors shall have authority by resolution to ~~divide~~provide, out of unissued shares of ~~the~~ Preferred Stock, ~~into~~ for one or more series of Preferred Stock and to determine and fix with respect to each series, ~~at any time prior to the issuance of any shares of such series,~~ the number of shares constituting such series and the designations, powers preferences and rights of the shares of each such series, and the qualifications, limitations and restrictions thereof, which may vary as to shares of different series, subject to limitations provided by law ~~and herein~~. All series of Preferred Stock may have voting rights on such terms as the Board of Directors shall determine, as shall be permitted by applicable law. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:
(a)    The designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;
(b)    The dividend rate and time of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates, and whether and to what extent the shares of the series shall have participation rights;
(c)    The redemption rights and price or prices, if any, at which, and the terms and conditions on which, the shares of the series may be redeemed ~~at the option of the corporation~~;
(d)    Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares, and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;
(e)    Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the corporation or any other entity, and if so convertible or exchangeable, the specification of such other class or series or such other security, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(f)    The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;
(g)    Whether or not the shares of the series shall be entitled to the benefit of limitations restricting the payment of dividends on, or the making of other distributions in respect of stock of any class or series ranking junior to the shares of the series ~~as to dividends or assets,~~ or restricting the purchase or redemption of the shares of any such junior class or series, and the terms of any such restrictions;
(h)    The ~~terms, as applicable, of the~~ voting rights, if any, in addition to the voting rights provided by law, ~~of any series issued on or after the effective date of this amendment~~ of the holders of shares of the series; and
(i)    Any other relative rights, powers, preferences, qualifications, restrictions and limitations of that series.

3.    Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

COMMON STOCK
4.    Dividends. Subject to applicable law and the preferential rights of any outstanding shares of Preferred Stock, ~~H~~holders of Common Stock shall be entitled to receive such dividends if, as and when ~~may be~~ declared by the Board of Directors ~~except that the corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the corporation is in default with respect to any dividend payable on or any sinking fund or purchase fund requirement relative to shares of Preferred Stock~~.
5.    Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the corporation available for distribution to its stockholders subject to the preferential rights of any outstanding shares of Preferred Stock~~after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment~~.
6.    Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.
7.    Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
~~GENERAL~~
~~5.    Voting Rights. Except as otherwise required by law, the holders of Common Stock and the holders of each series of Preferred Stock shall exclusively possess voting power in the election of directors and for all other purposes.~~
~~DESIGNATIONS OF~~
~~SERIES B JUNIOR PARTICIPATING PREFERRED STOCK~~
~~Section 1.    Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting~~

~~the Series B Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.~~
~~Section 2.    Dividends and Distributions.~~
~~(A)     Subject to the rights of the holders of any shares of Series A Convertible Exchangeable Preferred Stock of the Corporation or of any other series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of common stock, par value $2.50 per share of the Corporation (the “Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~
~~(B)    The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the shares of Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.~~
~~(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends of such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at~~

~~the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.~~
~~Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:~~
~~(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~
~~(B)    Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.~~
~~(C)    Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.~~
~~Section 4.    Certain Restrictions.~~
~~(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:~~
~~(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;~~
~~(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;~~
~~(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or~~

~~otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or~~
~~(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.~~
~~(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.~~
~~Section 5.    Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.~~
~~Section 6.    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the shares of Common Stock payable in shares of shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~
~~Section 7.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each~~

~~share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~
I
~~Section 8.    No Redemption. The shares of Series B Preferred Stock shall not be redeemable.~~
~~Section 9.    Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock including without limitation the Corporation’s Series A Convertible Exchangeable Preferred Stock.~~
~~Section 10.    Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.~~
FIFTH:    This corporation is to have perpetual existence.
SIXTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to ~~any extent whatever~~ the fullest extent permitted by law.
SEVENTH:    In addition to the powers conferred by statute, the board of directors is expressly authorized to (a) make, alter, amend and repeal the bylaws and (b) have one or more offices outside of Delaware and keep the books and records of the corporation in any of such offices, except as prohibited by law.
The stockholders shall have no preemptive right to subscribe to any stock of the corporation.
EIGHTH:    No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article Eighth shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.4.    This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.
NINTH:    Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
8.    This Amended and Restated Certificate of Incorporation was duly adopted ~~by the Board of Directors~~ in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ~~said~~ Westmoreland Coal Company has caused this Amended and Restated C~~c~~ertificate of Incorporation to be ~~signed by Theodore E. Worcester, its Senior Vice President,~~ executed by its duly authorized officer on this ~~21st~~ ___ day of ~~February~~_____, ~~1995~~2015.

WESTMORELAND COAL COMPANY

By
~~Theodore E. Worcester~~
Name:
Title:

Westmoreland Coal Company	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
WESTMORELAND COAL COMPANY 9540 SOUTH MAROON CIR. SUITE 200 ENGLEWOOD, CO 80112 ATTN: JENNIFER S. GRAFTON
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/WLB2015
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTMORELAND COAL COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) Keith E. Alessi	05) Richard M. Klingaman
02) Gail E. Hamilton	06) Craig R. Mackus
03) Michael G. Hutchinson	07) Jan B. Packwood
04) Terry J. Bachynski	08) Robert C. Scharp
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2) Advisory approval of Westmoreland Coal Company's executive compensation.					☐	☐	☐
3) Ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2015.					☐	☐	☐
4) Approval certain amendments to Westmoreland Coal Company's Certificate of Incorporation.					☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 5.
5) If properly presented at the meeting, vote on shareholder proposal regarding proxy access.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

WESTMORELAND COAL COMPANY
Annual Meeting of Stockholders
May 19, 2015 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Jennifer S. Grafton as true and lawful agent and proxy with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/WLB2015 on Tuesday, May 19, 2015, at 8:30 a.m. (mountain daylight time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of the card.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted in accordance with the Board of Directors' recommendations. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY AND PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless they sign and return this card.

Continued and to be signed on reverse side